Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of September 22, 2005, by and between ARC LAKEWAY, L.P., a Tennessee limited partnership (together with its successors and assigns, “Borrower”), and GMAC COMMERCIAL MORTGAGE BANK, a Utah industrial bank (together with its successors and assigns, “Lender”).

RECITALS

A. Borrower now owns a seventy-seven (77) unit assisted living facility (the “ALF”) and the Land (defined below) upon which the ALF is located.
B. Borrower proposes to construct or to have constructed upon the Land a ninety-nine (99) bed skilled nursing facility (the “SNF”) in accordance with the Plans (defined below) which have been approved or are subject to approval by Lender.
C. Borrower has applied to Lender for a $21,000,000 loan to finance the development of the Land and construction and equipping of the SNF, and Lender has agreed to make a loan in the aggregate principal amount of Twenty-One Million and No/100 Dollars ($21,000,000) (the “Loan”) to Borrower to refinance the ALF and for payment of such costs in connection with the SNF, as itemized on the Approved Budget (defined below). The Loan shall be evidenced by this Agreement and by the Note (defined below) and secured by the Security Instrument (defined below) covering the Mortgaged Property (defined below) and by such security instruments and additional documents as Lender may require, as hereinafter described.

AGREEMENT
NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE I
DEFINITIONS, ACCOUNTING PRINCIPLES, UCC TERMS.
Section 1.1 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings unless the context hereof shall otherwise indicate:

“Accounts” has the meaning given to that term in the Security Instrument.

“Actual Management Fees” means for any period, actual management fees paid or incurred in connection with operation of the Facility.

“Affiliate” means, with respect to any Person, (a) each Person that controls, is controlled by or is under common control with such Person, (b) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, a sufficient quantity of the Stock of such Person to elect a majority of the directors or other managers of such Person or otherwise to direct the policies and management of such Person, and (c) each of such Person’s officers, directors, members, and partners.

“ALF” has the meaning given to that term in the Recitals

“Approved Budget” means that certain budget that has been submitted by Borrower and approved by Lender, which identifies on a line item basis all costs to be incurred in connection with the development of the Land and construction and equipping of the SNF and all costs for which proceeds of the Loan are to be disbursed and which is attached hereto as Exhibit C, as the same may be revised by Borrower and approved by Lender from time to time in accordance with this Agreement.

“Architect” means Earl Swensson Associates.

“Assignment of Contracts” means that certain Assignment of Contracts executed by Borrower for the benefit of Lender of even date herewith, as amended from time to time.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents of even date herewith by Borrower to and for the benefit of Lender as amended from time to time.

“Assumed Management Fees” means for any period an amount equal to five percent (5%) of gross resident/patient revenues (after deduction for Medicare adjustment) of the Facility during such period.

“Business Day” means a day, other than (i) Saturday, Sunday or a legal holiday when Lender is open for business or (ii) a federal holiday.

“Claim” has the meaning given to that term in Section 8.10 (Indemnity).

“Closing Date” means the date of this Agreement and the Note.

“Commitment Letter” means the commitment letter issued by Lender to Borrower dated September 6, 2005, together with any and all amendments and/or supplements thereto.

“Completion Date” means April 1, 2007 as such date may be extended from time to time solely by written approval of Lender.

“Completion Guaranty” means that certain Completion Guaranty Agreement of even date herewith executed by Guarantor for the benefit of Lender guaranteeing completion of construction of the SNF, as amended from time to time.

“Construction Contract” means that certain Owner-Contractor Agreement dated as of _____________ by and between Borrower and General Contractor, together with amendments and modifications thereto.

“Costs of Construction” means all costs incurred or to be incurred in connection with the financing, developing, constructing, completing, start-up and leasing of the SNF, including, without limitation, construction period interest, reserves for operating deficits during lease-up and a developer fee.

“Default” means the occurrence or existence of any event which, but for the giving of notice or expiration of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning given to that term in the Note.

“Environmental Permit” means any permit, license, or other authorization issued under any Hazardous Materials Law with respect to any activities or businesses conducted on or in relation to the Land and/or the Improvements.

“Equipment” has the meaning given to that term in the Security Instrument.

“Event of Default” means (a) in this Agreement, any “Event of Default” as defined in ARTICLE IX (Events of Default and Remedies), and (b) with respect to any other Loan Document, any “Event of Default” as such term is defined in such Loan Document.

“Exhibit” means an Exhibit to this Agreement, unless the context refers to another document, and each such Exhibit shall be deemed a part of this Agreement to the same extent as if it were set forth in its entirety wherever reference is made thereto.

“Facility” means “The Summit at Lakeway,” an existing seventy-seven (77) unit assisted living facility located on the Land and a ninety-nine (99) bed skilled nursing facility to be constructed on the Land, as each may now or hereafter exist, together with any other general or specialized care facilities, if any (including any Alzheimer’s care unit or subacute facility), now or hereafter operated on the Land.

“Force Majeure” means events occasioned by strikes, lock-outs, inability to obtain labor or power through ordinary sources, war or civil disturbance, terrorism, criminal action, natural disaster or acts of God which cause a delay in Borrower’s performance of an obligation; provided, however, that Borrower must give notice to Lender within ten (10) days after the occurrence of an event which it believes to constitute an event of Force Majeure.

“GAAP” means, as in effect from time to time, generally accepted accounting principles consistently applied as promulgated by the American Institute of Certified Public Accountants.

“General Contractor” means American Constructors, Inc.

“General Partner” means ARC Tennessee GP, Inc., a Tennessee corporation.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

“Guarantor” means American Retirement Corporation, a Tennessee corporation.

“Guaranty Agreement” means, collectively, that certain Exceptions to Nonrecourse Guaranty, that certain Operating Deficit Guaranty Agreement and that certain Completion Guaranty of even date herewith executed by Guarantor for the benefit of Beneficiary, as amended from time to time.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground storage tanks, whether empty or containing any substance; any substance the presence of which on the Land and/or the Improvements is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,”“hazardous material,”“hazardous waste,”“toxic substance,”“toxic pollutant,”“contaminant,” or “pollutant” within the meaning of any Hazardous Materials Law.

“Hazardous Materials Laws” means all federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future and including all amendments, that relate to Hazardous Materials and apply to Borrower or to the Land and/or the Improvements. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., the Toxic Substance Control Act, 15 U.S.C. §2601, et seq., the Clean Water Act, 33 U.S.C. §1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. §1801, and their state analogs.

“Improvements” has the meaning given to that term in the Security Instrument.

“Indebtedness” means any (a) obligations of Borrower for borrowed money, (b) obligations, payment for which is being deferred by more than sixty (60) days, representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory customary in the trade and in the ordinary course of Borrower’s business, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from the Accounts and/or property now or hereafter owned or acquired by Borrower, and (d) the amount of any other obligation (including obligations under financing leases) which would be shown as a liability on Borrower’s balance sheet prepared in accordance with GAAP, except those obligations for resident security deposits and pre-paid rent received from residents of the Facility and except those obligations described in (b) above, payment for which by their terms are being deferred by less than sixty (60) days.

“Indemnified Parties” has the meaning given to that term in Section 10.4 (Indemnification)

“Indemnitee” and “Indemnitees” have the meaning givens to those terms in Section 8.10 (Indemnity).

“Inspector” means Mark Okubo, its successors and assigns.

“Interest Reserve Account” means certain estimated accrued interest on the disbursed principal of the Note during the term of the Loan as specified in Section 2.4 (Interest Reserve Account).

“Inventory” has the meaning given to that term in the Security Instrument.

“Land” means the real estate located in Austin, Texas, which is more particularly described in Exhibit A attached hereto and upon which the Facility is located or is to be located and which is owned by Borrower.

“Lien” means any voluntary or involuntary mortgage, security deed, deed of trust, lien, pledge, assignment, security interest, title retention agreement, financing lease, levy, execution, seizure, judgment, attachment, garnishment, charge, lien or other encumbrance of any kind, including those contemplated by or permitted in this Agreement and the other Loan Documents.

“Loan” means the loan in the maximum principal sum of $21,000,000.00 made by Lender to Borrower in accordance with the terms hereof.

“Loan Documents” means, collectively, this Agreement, the Assignment of Contracts, the Note, the Guaranty, the Completion Guaranty, the Operating Deficit Guaranty, the Security Instrument, the Assignment of Leases and Rents, and the Subordination of Management Agreement, together with any and all other documents executed by Borrower or others evidencing, securing or otherwise relating to the Loan.

“Loan Obligations” means the aggregate of all principal and interest owing from time to time under the Note and all expenses, charges and other amounts from time to time owing under the Note, this Agreement, or the other Loan Documents and all covenants, agreements and other obligations from time to time owing to, or for the benefit of, Lender pursuant to the Loan Documents.

“Major Subcontractors” means subcontractors which have entered into subcontracts with the General Contractor in connection with construction of the Facility.

“Management Agreement” means that certain Management Agreement dated July 1, 2005 between Manager and Borrower obligating Manager to operate and manage the Facility, as amended from time to time, and any other Management Agreement approved by Lender.

“Manager” means ARC Management, LLC, a Tennessee limited liability company and any other manager of the Facility approved by Lender in writing.

“Maturity Date” has the meaning given to that term in the Note.

“Medicaid” means that certain program of medical assistance, funded jointly by the federal government and the States, for impoverished individuals who are aged, blind and/or disabled, and/or members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and the regulations promulgated thereunder.

“Medicare” means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, memory enhancement homes, skilled nursing homes, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder.

“Mortgaged Property” has the meaning given to that term in the Security Instrument.

“Mortgagee’s Title Insurance Policy” means the Title Insurance Policy No. 2011000020 issued by Lawyers Title Insurance Corporation, together with any and all endorsements thereto now existing or hereafter issued.

“Net Operating Cash Flow” means all of the Rents and any other cash proceeds received by Borrower from or in connection with the operation of the Land, the Improvements and the Facility less any operating expenses incurred by Borrower and approved by Lender (which approval shall not be unreasonably withheld) in connection with the maintenance of the Land, the Improvements and the Facility (including reasonable reserves), the payment of insurance premiums and real property taxes thereon, but excluding (a) the payment of any debt service on the Loan, (b) depreciation, amortization and other non-cash items and (c) the payment of any debt service on any other loan unless consented to by Lender.

“Note” means the Promissory Note of even date herewith in the principal amount of the Loan payable by Borrower to the order of Lender.

“OFAC List” means the list of specially designated nations and blocked persons subject to financial sanctions that is maintained by the U. S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U. S. Treasury Department, Office of Foreign Assets Control pursuant to any Requirements of Law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Offsite Materials” has the meaning given to that term in Section 7.5 (Offsite Materials).

“Offsite Supplier” has the meaning given to that term in Section 7.5 (Offsite Materials).

“Operating Deficit Guaranty” means that certain Operating Deficit Guaranty of even date herewith executed by Guarantor for the benefit of Borrower and assigned to Lender, as amended from time to time.

“Payment and Performance Bonds” means those certain payment and performance bonds provided by or on behalf of the Contractor and more fully described on Exhibit B attached hereto and incorporated herein.

“Permits” has the meaning given to that term in the Security Instrument.

“Permitted Change Orders” means modifications of the Plans which (a) for any single modification, result in an increase in construction costs of the Facility in the amount of Seventy-Five Thousand Dollars ($75,000) or less, or, if in excess of Seventy-Five Thousand Dollars ($75,000) are made with the prior written consent of Lender and (b) together with all prior modifications to the Plans, whether or not previously approved by Lender, (i) result in an aggregate increase in construction costs of the Facility in excess of Two Hundred Fifty Thousand Dollars ($250,000) and are made with the prior written consent of Lender, or (ii) result in an aggregate increase in construction costs of the Facility in an amount equal to or less than Two Hundred Fifty Thousand Dollars ($250,000) for all such modifications; provided, however, that Permitted Change Orders does not mean and does not include any extension of the date of “Substantial Completion”, as defined in the Construction Contract.

“Permitted Encumbrances” has the meaning given to that term in Section 6.2 (No Liens, Exceptions).

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust (including any beneficiary thereof), unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plans” means those certain plans and specifications more particularly described on Exhibit B attached hereto as revised from time to time by Permitted Charge Orders.

“Proceeds” has the meaning given to that term in the Security Instrument.

“Prohibited Activity and Condition” and “Prohibited Activities and Conditions” have the meanings given to those terms in Section 8.1.

“Project Jurisdiction” means the state in which the Mortgaged Property is located.

“Projected Stabilization Date” means July 1, 2008 which is the Stabilization Date as estimated by Lender, or such later date as may be approved by Lender after the occurrence of an event of Force Majeure.

“Qualified Insurer” means an insurance carrier holding a rating of at least “AX” according to the Standard and Poor’s Rating’s Services issued most recently during the year of the Closing Date.

“Reimbursement Contracts” has the meaning given to that term in the Security Instrument.

“Rents” has the meaning given to that term in the Security Instrument.

“Requirements of Law” means (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

“Security Instrument” means that certain Deed of Trust, Security Agreement and Fixture Filing of even date herewith from Borrower in favor of or for the benefit of Lender, encumbering the Land, as amended from time to time.

“Single Purpose Entity” means, with respect to Borrower, a Person which owns no interest or property other than the Mortgaged Property.

“SNF” has the meaning given to that term in the Recitals.

“Stabilization Date” means the date on which the Facility has maintained an Occupancy Rate of eighty percent (80%) for a consecutive ninety (90) day period.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subordination of Management Agreement” means that certain Subordination of Management Agreement of even date herewith by and among Borrower, Manager and Lender, as amended form time to time.

“Substantial Completion Date” means October 1, 2006.

Section 1.2 Singular terms shall include the plural forms and vice versa, as applicable, of the terms defined.

Section 1.3 Each term contained in this Agreement and defined in the Uniform Commercial Code (the “UCC”) in effect from time to time in the state in which the Land is located shall have the meaning given to such term in the UCC, unless the context otherwise indicates, and shall include, without limitation, the meaning set forth in this Agreement.

Section 1.4 All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise specified.

Section 1.5 All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefor.

Section 1.6 All references herein to “Medicaid” and “Medicare” shall be deemed to include any successor program thereto.

ARTICLE II
TERMS OF THE LOAN AND CONDITIONS PRECEDENT TO LOAN CLOSING
Section 2.1 The Loan.

Borrower has agreed to borrow the Loan from Lender, and Lender has agreed to make the Loan to Borrower, subject to Borrower’s compliance with and observance of the terms, conditions, covenants, and provisions of this Agreement and the other Loan Documents, and Borrower has made the covenants, representations, and warranties herein and therein as a material inducement to Lender to make the Loan.

Lender will make advances of Loan proceeds in accordance with the terms and conditions set forth in Articles IV and VII hereof.

Section 2.2 Security for the Loan.

The Loan will be evidenced, secured and guaranteed by the Loan Documents.

Section 2.3 Limitation on Interest.

All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any indebtedness governed hereby or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law; and, if from any circumstance the Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of the Loan and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of principal of the Loan, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal of the Loan (including the period of any renewal or extension thereof) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the Borrower and Lender.

Section 2.4 Interest Reserve Account.

The amount of the Loan has been determined on the basis of a certified cost breakdown for the Land and the SNF prepared by Borrower and submitted to Lender and memorialized in the Approved Budget setting forth the estimated cost for the construction and equipping of the SNF and accrued interest on the disbursed principal of the Loan from the date of the initial advance under the Loan to and including the Projected Stabilization Date. Such accrued interest is estimated not to exceed the sum of Nine Hundred Ninety-Two Thousand Five Hundred Thirty Six and No/100 Dollars ($992,536.00). Subject to the conditions set forth in ARTICLE IV (Conditions Precedent to Loan Advances), on the first day of each month, Lender will disburse a portion of the principal of the Loan sufficient to pay accrued interest then due and payable on the Note, and the amount thereof shall reduce the balance of the Interest Reserve Account. However, to the extent that Net Operating Cash Flow is available for the month preceding the month for which interest is due under the Note, Borrower shall apply all such Net Operating Cash Flow toward the payment of interest due under the Note. Notwithstanding anything to the contrary above, Lender shall not be obligated to make any disbursements from the Interest Reserve Account for the payment of interest due under the Note until Borrower has so applied the Net Operating Cash Flow and has timely submitted its operating statements pursuant to Section 5.6 (Financial and Other Information). Under no circumstances shall the undisbursed principal of the Note be disbursed to pay accrued interest thereon upon depletion of the balance of the Interest Reserve Account. The depletion of the Interest Reserve Account shall not in any manner affect or impair Borrower’s obligation to continue to pay all interest accruing on the Loan. In lieu of disbursing principal of the Note to Borrower for payment of accrued interest thereon, Lender may handle such disbursement and payment by making appropriate entries on the books and records of Lender, whereupon a statement summarizing such entries shall be furnished to Borrower within fifteen (15) Business Days after such entry.

Section 2.5 Completion.

Upon (a) completion of the construction of the SNF as set forth in Section 4.3(a) (Conditions Precedent to Final Construction Advance) and (b) the achievement of sufficient Net Operating Cash Flow to pay the debt service on the Loan, Borrower shall have the right to transfer the then remaining portion of the Interest Reserve Account to further fund the line item category in the Approved Budget known as operating deficits/working capital reserve.

Section 2.6 Fees.

Borrower shall pay or cause to be paid to Lender on or before the closing of the Loan a non-refundable commitment fee equal to one percent (1%) of the face amount of the Note.

Section 2.7 Documents and Due Diligence Items.

Lender’s obligation to make the Loan and perform its duties under this Agreement shall be subject to Lender’s receipt, review and approval, in its sole discretion, prior to the Closing Date, of the following items to the extent that such items have not been received and approved by Lender prior to the date of the Commitment Letter.

(a) A complete set of the final Plans which must have also been approved by all Governmental Authorities having jurisdiction therefor;

(b) A fully executed guaranteed maximum price construction contract for Twelve Million Five Thousand Eight Hundred Fifteen and No/100 Dollars ($12,005,815) between Borrower and General Contractor for construction of the Improvements;

(c) A list of Major Subcontractors and related subcontracts not previously submitted to Lender;

(d) If required by Lender, written consents from each subcontractor to the assignment of General Contractor’s interest in the subcontracts to Lender upon Borrower’s default under this Agreement and subcontractor’s receipt of written notice from Lender that the assignment is effective;

(e) A Payment and Performance Bond satisfactory to Lender for the General Contractor;

(f) Evidence satisfactory to Lender that Borrower and Guarantor, and the persons signing on behalf of Borrower and Guarantor, respectively, have the capacity and authority to execute and deliver the Loan Documents on behalf of Borrower and Guarantor respectively. Such documentation shall include, without limitation, the following: (i) if Borrower or any entity which is a part thereof, or Guarantor, is a limited liability company, a copy of the operating agreement, certified as true, complete and in full force and effect by the managing member or all members, a copy of the certificate of formation, a certificate of status, and a limited liability company resolution authorizing the company to enter into the Loan and the members to execute the Loan Documents, (ii) if Borrower or any entity which is a part thereof, or Guarantor, is a partnership, receipt by Lender of a copy of the partnership agreement certified as true, complete and in full force and effect by one of the general partners, and a copy of the recorded Statement of Partnership or Certificate of Limited Partnership, whichever is applicable, and a certificate of good standing or existence, or (iii) Borrower or any entity which is a part thereof, or Guarantor, is a corporation, receipt by Lender of copies of its Articles of Incorporation and Bylaws certified as true, complete and in full force and effect by the Secretary of the corporation, and a certified copy of a corporate resolution authorizing the corporation to enter into the Loan and the appropriate corporate officers to execute the Loan Documents, the Completion Guaranty, the Guaranty, the Operating Deficit Guaranty and a certificate of good standing;

(g) All taxes, fees and other charges in connection with the execution, delivery and recording of the Loan Documents shall have been paid, and all delinquent taxes, assessments or other governmental charges or liens affecting the Mortgaged Property, if any, shall have been paid;

(h) At Borrower’s expense, Lender shall be furnished with an ALTA policy of title insurance (Form B-1970 or B-1992), in marked-up “pro forma” policy form together with such endorsements thereto as Lender may require, containing no exceptions other than Permitted Encumbrances, issued in substance and in form by a company or companies approved by Lender. Lender may require satisfactory evidence that the Mortgaged Property meets all applicable requirements of the Subdivision Map Act, if applicable;

(i) Lender shall require a legal opinion satisfactory to Lender from Borrower’s and Guarantor’s counsel confirming that all of the documents and other matters relating to the Loan are valid, enforceable and binding in accordance with their terms and do not violate any applicable laws, including usury laws, opining as to any requirement of a recorded notice of completion as may be contemplated by the laws of the State in which the SNF is located with respect to mechanics’ liens, and opining as to such other and further matters as Lender, in its discretion, may require regarding Borrower, the Mortgaged Property, and/or the Facility;

(j) An ALTA minimum standard survey of the Land and the Improvements acceptable to Lender and the title insurance company issuing the title insurance policy referred to above and meeting the requirements of Lender, dated no more than ninety (90) days prior to the Closing Date and, showing no state of facts objectionable to Lender, together with a certificate from the licensed survey or, approved by Lender, that prepared the survey;

(k) A current report regarding the possible presence of any Hazardous Materials on, in or around the Land and the Improvements. Such report shall be in form and substance acceptable to Lender, prepared by a registered, certified engineer or geologist acceptable to Lender, and showing no state of facts objectionable to Lender;

(l) An appraisal of the Mortgaged Property current within six (6) months of the date of this Agreement and prepared by an appraiser satisfactory to Lender. The appraisal must comply with the requirements of Lender as to form and content. The appraisal shall, among other things, reflect a loan to stabilized value ratio for the Facility of not greater than seventy-five percent (75%);

(m) Front end plan of construction and cost review conducted by the Inspector, at Borrower’s expense;

(n) A feasibility study for the SNF to be reviewed on Lender’s behalf by a consultant or company acceptable to Lender or, if required by Lender, a feasibility study for the Improvements obtained by Lender at Borrower’s expense;

(o) Copies of all building permits, grading permits and any and all other permits necessary and required for the construction of the Improvements in accordance with the Plans;

(p) Current financial statements for Borrower and Guarantor;

(q) Evidence satisfactory to Lender (such as “will serve” letters or copies of existing invoices from appropriate governmental entities) of the availability to the Land of all public utility services and facilities when needed for construction and/or use, occupancy and operation of the Improvements;

(r) Evidence satisfactory to Lender that Borrower has complied with all covenants, conditions, restrictions and reservations affecting the Land, that the Land is duly and validly zoned for the intended use, and that Borrower has obtained all zoning, subdivision and environmental approvals, permits and maps required to be obtained in order to construct the SNF;

(s) A soils and geological report prepared by a licensed engineer acceptable to Lender, certifying in a manner satisfactory to Lender the adequacy of the subsoils and the foundation design of the SNF;

(t) A site plan showing the location of any existing improvements, the proposed location of the SNF to be constructed in accordance with the Plans, and the location of all parking areas, listing the number of parking spaces provided by such parking areas and the number of parking spaces required by applicable zoning ordinances and certified by the Architect to be true and correct based upon the Plans;

(u) Evidence satisfactory to Lender that the Land is not located in an area identified as a flood prone area as defined by the U.S. Department of Housing and Urban Development pursuant to the Flood Disaster Act of 1973;

(v) A Construction Loan Disbursement Agreement of even date herewith, signed by Borrower, Lender, General Contractor and Lawyers Title Insurance Corporation;

(w) Except as set forth in Exhibit H hereto, if required by Lender, proof that all permits, consents and approvals required for the construction of the Improvements have been obtained, and any condition to such approvals must be acceptable to Lender in its sole discretion; and

(x) Any other documents and assurances as Lender may reasonably request.

Section 2.8 Post-Closing Requirements.

Lender’s obligation to perform its duties under this Agreement shall be subject to Lender’s receipt, review and approval, in its sole discretion, of the items set forth on Exhibit H attached hereto and incorporated herein (the “Post-Closing Items”), by the date that is thirty (30) calendar days after the Closing Date. The delivery of the Post-Closing Items in accordance with the terms of this Section 2.8 shall be an additional condition precedent to (a) the next advance of Loan funds after the initial advance, if the initial advance of Loan funds is made on the Closing Date, or (b) the initial advance of Loan funds, if such initial advance is to be made subsequent to the Closing Date. The failure of Borrower to deliver the Post-Closing Items in accordance with the terms of this Section 2.8 shall constitute an Event of Default under this Agreement.

ARTICLE III
BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make the Loan to Borrower, Borrower represents and warrants to Lender as follows:

Section 3.1 Existence, Power and Qualification.

Borrower is a limited partnership, duly organized and validly existing under the laws of the State of Tennessee, has the power to own its properties and to carry on its business as is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary. General Partner is a duly organized and validly existing corporation, has the power to own its properties and to carry on its business as is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary.

Section 3.2 Power and Authority.

Borrower has full power and authority to borrow the indebtedness evidenced by the Note and to incur the Loan Obligations provided for herein, all of which have been authorized by all proper and necessary action. All consents, approvals authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by Borrower have been obtained or made.

Section 3.3 Due Execution and Enforcement.

Each of the Loan Documents to which Borrower is a party constitutes a valid and legally binding obligation of Borrower, enforceable in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or other laws relating to the rights of creditors generally and by general principles of equity) and does not violate, conflict with, or constitute any default under any law, government regulation, decree, judgment, Borrower’s organizational or governing documents, or any other agreement or instrument binding upon Borrower.

Section 3.4 Pending Matters.

(a) Operations; Financial Condition. No action or investigation is pending or, to the best of Borrower’s knowledge, threatened before or by any court or administrative agency which might result in any material adverse change in the financial condition, operations or prospects of Borrower or any lower reimbursement rate under any Reimbursement Contracts. Borrower is not in violation of any agreement, order, judgment, or decree of any court, or any statute or governmental regulation to which it is subject, the violation of which might reasonably be expected to have a materially adverse effect on Borrower’s business, financial condition or prospects.

(b) Condemnation or Casualty. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to acquire through the exercise of any power of condemnation, eminent domain or similar proceeding any part of the Land, the Improvements or any interest therein, or to enjoin or similarly prevent or restrict the use of the Land and/or the Improvements or the operation of the Facility in any manner. None of the Improvements is subject to any unrepaired casualty or other damage.

Section 3.5 Financial Statements Accurate.

All financial statements heretofore or hereafter provided by Borrower are and will be true and complete in all material respects as of their respective dates and fairly present the respective financial condition of Borrower as of such dates, and there are no material liabilities, direct or indirect, fixed or contingent, as of the respective dates of such statements which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements. The financial statements of Borrower have been prepared in accordance with GAAP and certified by Borrower. There has been no material adverse change in the financial condition, operations, or prospects of Borrower since the dates of such statements except as fully disclosed in writing to Lender with the delivery of such statements or prior to the Closing Date. All financial statements of the operations of the Facility heretofore or hereafter provided to Lender are and will be true and complete in all material respects as of their respective dates.

Section 3.6 Compliance with Licensure Laws.

The ALF is duly licensed as an assisted living facility under the applicable laws of the Property Jurisdiction. Upon the Completion Date, the SNF shall be duly licensed as a skilled nursing facility under the applicable laws of the Project Jurisdiction. Borrower is the lawful owner of all Permits for the ALF (including, without limitation, any applicable certificate of need), and for the construction of the SNF, and all such Permits (a) are in full force and effect, (b) constitute all of the permits, licenses and certificates required for the use, operation and occupancy thereof (to the extent applicable to the SNF), (c) have not been pledged as collateral for any other loan or Indebtedness, (d) are held free from any restriction or any encumbrance which would materially adversely affect the use or operation of the Facility, and (e) are not provisional, probationary or restricted in any way. Borrower, Manager and the Facility are in compliance in all material respects with the applicable provisions of nursing home and/or assisted living facility, independent living facility and/or memory enhancement facility laws, rules, regulations and published interpretations to which the Facility is subject. No waivers of any laws, rules, regulations or requirements (including, but not limited to, minimum area requirements per unit) are required for the ALF to operate at the foregoing licensed unit capacity. All Reimbursement Contracts with respect to the Facility, if any, are in full force and effect, and Borrower and Manager are in good standing with all respective agencies governing such applicable licenses, program certification, and Reimbursement Contracts, if any, and Borrower is current in the payment of all assessments with respect to such Reimbursement Contracts. Borrower will maintain or cause Manager to maintain (without allowing to lapse) any required Permits.

Section 3.7 Maintain Unit Capacity.
Neither Borrower nor Manager has granted to any third party the right to reduce the number of licensed units in the Facility or to apply for approval to transfer the right to any and all of the licensed Facility units to any other location.

Section 3.8 Medicare and Medicaid Compliance.

If and to the extent applicable, the Facility is in compliance with all requirements for participation in Medicare and Medicaid, including without limitation, the Medicare and Medicaid Patient Protection Act of 1987. If and to the extent applicable, the Facility is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements and has a current provider agreement which is in full force and effect under Medicare and Medicaid.

Section 3.9 Third Party Payors.

There is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting Borrower, Manager or the Facility or any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (such programs, the “Third-Party Payors’ Programs”) to which Borrower or Manager presently is subject. All applicable Medicare, Medicaid and private insurance cost reports and financial reports submitted by Borrower or Manager are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for the Facility remain “open” or unsettled, except as otherwise disclosed.

Section 3.10 Governmental Proceedings and Notices.

Neither Borrower, Guarantor nor Manager nor the Facility is currently the subject of any proceeding by any governmental agency, and no notice of any violation has been received from a governmental agency, that would, directly or indirectly, or with the passage of time:

(a) Have a material adverse impact on Borrower’s or Manager’s ability to accept and/or retain patients or residents or result in the imposition of a fine, a sanction, a lower rate certification or a materially lower reimbursement rate for services rendered to eligible patients or residents; or

(b) Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits; or

(c) Affect Borrower’s or Manager’s continued participation in the Medicare or Medicaid programs or any other Third-Party Payors’ Programs, or any successor programs thereto, at current rate certifications.

Section 3.11 Physical Plant Standards.

The Facility and the use thereof complies and will continue to comply upon completion of construction in all material respects with all applicable local, state and federal building codes, fire codes, zoning codes, use restrictions, health care, nursing facility and other similar regulatory requirements (the “Physical Plant Standards”), and no waivers of Physical Plant Standards exist at the Facility.

Section 3.12 Pledge of Receivables.

Borrower has not pledged its Accounts as collateral security for any loan or Indebtedness other than the Loan.

Section 3.13 Payment of Taxes and Property Impositions.

Borrower has filed, or caused to be filed, all federal, state, and local tax returns which it is required to file, prior to delinquency, and has paid, or made adequate provision for the payment of, all taxes which are shown pursuant to such returns or are required to be shown thereon or to assessments received by Borrower, including, without limitation, provider taxes. All such returns are complete and accurate in all material respects. Borrower has paid or made adequate provision for the payment of all applicable water and sewer charges, government assessments, ground rents (if applicable) and Taxes (as defined in the Security Instrument) with respect to the Land and/or the Improvements.

Section 3.14 Title to Property.

Borrower has good and marketable title to all of the Mortgaged Property, subject to no lien, mortgage, pledge, encroachment, zoning violation, or encumbrance except Permitted Encumbrances which do not materially interfere with the security intended to be provided by the Security Instrument or the current use of the Land and the Improvements. All Improvements situated on the Land are situated wholly within the boundaries of the Land.

Section 3.15 Priority of Security Instrument.

The Security Instrument constitutes a valid first lien against the real and personal property described therein, prior to all other liens or encumbrances, including those which may hereafter accrue, excepting only Permitted Encumbrances, which Permitted Encumbrances do not and will not materially and adversely affect (a) the ability of Borrower to pay in full the principal of and interest on the Note when due, (b) the security (and its value) intended to be provided by the Security Instrument or (c) the current use and operation of the Land and the Improvements.

Section 3.16 Location of Chief Executive Offices.

The location of Borrower’s principal place of business and chief executive office are set forth in Section 10.7 (Notices, Etc.).

Section 3.17 Disclosure.

All information furnished or to be furnished by Borrower to Lender in connection with the Loan or any of the Loan Documents, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to provide Lender with true and accurate knowledge of the subject matter.

Section 3.18 Trade Names.

Neither Borrower nor the Facility, which operates under the trade name “The Summit at Lakeway”, has changed its name, been known by any other name, or been a party to a merger, reorganization or similar transaction within the last five (5) years

Section 3.19 ERISA.

As of the date hereof and throughout the term of this Agreement,

(a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” (within the meaning of Department of Labor Regulation Section 2510.3-101) of one or more such plans, and

(b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

The execution and delivery of the Loan Documents, and the borrowing of indebtedness hereunder, does not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). Borrower shall not engage in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to Borrower, or in any transaction that would cause any obligation or action taken or to be taken hereunder or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA.

Section 3.20 Ownership.

The ownership interests of the Persons comprising Borrower and each of the respective interests in Borrower are correctly and accurately set forth on Exhibit D hereto.

Section 3.21 Compliance With Applicable Laws.

The Facility and its operations and the Land and Improvements comply in all material respects with all covenants and restrictions of record and applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and the regulations thereunder, and all laws, ordinances, rules and regulations relating to zoning, setback requirements and building codes and there are no waivers of any building codes currently in existence for the Facility. Construction of the SNF and the intended use, occupancy and operation thereof will in all respects conform to and comply with all covenants, conditions, restrictions and reservations affecting the Land and the Improvements and with all applicable zoning, environmental protection, use and building codes, laws, regulations and ordinances.

Section 3.22 Solvency.

Borrower is solvent for purposes of 11 U.S.C. §548, and the borrowing of the Loan will not render Borrower insolvent for purposes of 11 U.S.C. §548.

Section 3.23 Other Indebtedness.

Borrower has no outstanding Indebtedness, secured or unsecured, direct or contingent (including any guaranties), other than (a) the Loan, (b) Indebtedness which represents trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Mortgaged Property and (c) Indebtedness which represents resident security deposits and pre-paid rent received from residents of the Facility; no other debt will be secured (senior, subordinate or pari passu) by the Mortgaged Property.

Section 3.24 Other Obligations.

Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Mortgaged Property is otherwise bound, other than obligations incurred in the ordinary course of the operation of the Mortgaged Property and other than obligations under this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 3.25 Fraudulent Conveyances.

Borrower (a) has not entered into this Agreement or any of the other Loan Documents with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and mature. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.26 Management Agreement.

The Management Agreement shall be in full force and effect, and there are no defaults (either monetary or non-monetary) by Manager or Borrower thereunder.

Section 3.27 Access to the Property.

All roads, streets, traffic turn lanes and accessways necessary for the full utilization of the SNF for its intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by said Governmental Authority, and all necessary steps have been taken by Borrower and said Governmental Authority to assure the complete construction and installation thereof by the time needed for construction and/or occupancy and operation of the SNF.

Section 3.28 Utilities.

All utility services and facilities necessary for the construction of the SNF and the operation thereof for their intended purposes are either available at the boundaries of the Land, or, if not, all necessary steps have been or are being taken by Borrower and the local authority or public utility company which provides such services to assure the complete installation and availability thereof when needed for construction and/or occupancy and operation of the SNF.

Section 3.29 Approval of Plans and Budget.

The Plans are a true and accurate reflection of the SNF that Borrower intends to and shall construct and there have been no modifications to or refinements of the Plans. The Plans are satisfactory to Borrower and have been approved by Borrower, and have also been approved as required by all governmental bodies or agencies having jurisdiction and by the beneficiary of any applicable restrictive covenant affecting the Land. After diligent investigation of all relevant conditions and due consultation with such parties as Borrower deems appropriate, Borrower represents that the Approved Budget attached as Exhibit C reflects Borrower’s best true, accurate and complete estimate of the costs shown therein and of the costs estimated to be necessary to construct the SNF in accordance with the Plans.

Section 3.30 Single Purpose Entity.

Borrower is a Single Purpose Entity.

Section 3.31 Incorporation of Representation and Warranties.

The request by Borrower for any advance of Loan proceeds under this Agreement shall constitute a certification by Borrower that the aforesaid representations and warranties are true and correct as of the date of such request, except with respect to financial statements to the extent that such statements have been prepared with respect to an earlier date, and matters pertaining to the period of time after the Completion Date.

Section 3.32 No Illegal Activity as Source of Funds.

No portion of the Mortgaged Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity.

Section 3.33 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.

Borrower, and to the best of Borrower’s knowledge, after having made diligent inquiry, (a) each Person owning an interest in Borrower, (b) General Partner, (c) the Manager and (d) each tenant at the Mortgaged Property: (i) is not currently identified on OFAC List and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States. Borrower has implemented procedures and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.

Section 3.34 Compliance with Health Care Laws.

(a) Without limiting the generality of any other provision of this Agreement, including, without limitation, any other representation or warranty made herein, Borrower, Manager and the Mortgaged Property and, to Borrower’s knowledge, each of Borrower’s or Manager’s licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of Borrower or Manager (with respect to its operation of the Mortgaged Property) or any portion of the Mortgaged Property, is in material compliance with all applicable statutes, laws, ordinances, rules and regulations of any federal, state or local governmental authority with respect to regulatory matters primarily relating to patient healthcare and/or patient healthcare information, including without limitation, if applicable, the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) (collectively, “Healthcare Laws”)). Borrower and/or Manager, as applicable, has maintained in all material respects all records required to be maintained by any applicable governmental agency or authority or otherwise under the Healthcare Laws and, to the knowledge of Borrower, there are no presently existing circumstances which would result or likely would result in material violations of the applicable Healthcare Laws. Borrower and/or Manager, as applicable, and its or their respective Affiliates have such permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable law to own or lease, their respective projects and to conduct their respective business in connection with the projects (including without limitation such permits as are required under such Healthcare Laws).

(b) To the extent that and for so long as (i) Borrower or Manager is a “covered entity” within the meaning of HIPAA or (ii) Borrower or Manager (with respect to its operation of the Mortgaged Property) and/or their respective business and operations (with respect to the Mortgaged Property) are subject to or covered by the so-called “Administrative Simplification” provisions of HIPAA, such entity (A) has undertaken or will undertake in a timely manner all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) or all areas of its business and operations required by HIPAA and/or that could adversely affected by the failure of such entity to be HIPAA Compliant (as defined below); (B) has developed or will develop in a timely manner a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (C) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such entity is or becomes HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Borrower or Manager, as applicable (1) is or will be in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (2) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding, (other than routine surveys or reviews conducted by any governmental health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect Borrower’s or Manager’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by any such entity of the then effective provisions of HIPAA.

(c) During the course of Lender's, its agents' or employees' inspection of the Facility pursuant to the terms of the Agreement, Lender, its agents or employees may encounter individually identifiable healthcare information or other confidential information relating to the residents at the Facility (collectively, the "Confidential Information"). Unless otherwise required by law, Lender, its agents and employees shall not disclose, compile, aggregate, remove from the Facility or record in any manner any Confidential Information, and shall not cause Borrower or the Facility to violate any laws, regulations or ordinances intended to protect the privacy rights of the residents at the Facility, including, without limitation, the HIPAA or its implementing regulations.

Section 3.35 No Change in Facts or Circumstances.

All information in the application for the Loan submitted to Lender (the “Loan Application”) and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan Application are complete and accurate in all material respects, except to the extent updated or modified in the Loan Documents and the corresponding Exhibits. There has been no material adverse change in any fact or circumstance that would make any such information incomplete or inaccurate.

Section 3.36 Fraud and Abuse.

(a) Anti-Kickback Law. After consultation with counsel concerning the federal anti-kickback law (42 U.S.C.A. SEC. 1320a-7b(b)), neither Borrower nor its agent have offered or given any remuneration or thing of value to any person to encourage referral to the facility in violation of the anti-kickback law, nor has Borrower or its agent solicited or received any remuneration or thing of value in exchange for Borrower’s agreement to make referrals or to purchase goods or services for the Facility in violation of the anti-kickback law.

(b) Relationships. No physician or other healthcare practitioner has an ownership interest in, or illegal financial relationship with, Borrower, Manager or the Facility.

(c) Required Adjustments. All cost report periods for all Facility payors, that in the normal course of the operations of the Facility should have been closed and settled, have been closed and settled, and all required adjustments have been fully paid and/or implemented for such report periods.

ARTICLE IV
CONDITIONS PRECEDENT TO LOAN ADVANCES

Section 4.1 Conditions Precedent to Initial Construction Advance.

Lender’s obligation to make the initial advance of Loan proceeds pursuant to the terms hereof (including, without limitation Section 7.1 hereof) shall be subject to receipt of the following documents and satisfaction of the following conditions precedent:

(a) Receipt by Lender of satisfactory evidence described in Section 7.2 (Borrower’s Funds), that Borrower has paid the equity contribution required pursuant to that Section or satisfactory evidence that Borrower has sufficient cash or other liquid collateral available to pay such equity contribution.

(b) A list of all Major Subcontractors identified by the General Contractor, and related subcontracts not yet reviewed by Lender.

(c) No condition to subsequent construction advances as set forth in Section 4.2(a), (b) or (c) (Conditions Precedent to Subsequent Construction Advances) hereof shall be breached with respect to the first advance.

(d) Receipt by Lender of any other documents and assurances as it may reasonably request.

Section 4.2 Conditions Precedent to Subsequent Construction Advances.

In addition to compliance with the conditions precedent set forth in Section 4.1 (Conditions Precedent to Initial Construction Advance), Lender’s obligation to make any advance of Loan funds after the initial advance shall be subject to satisfaction of the following conditions precedent:

(a) Borrower shall be in full compliance hereunder and shall not be in Default hereunder or under any of the Loan Documents; provided, however, that Lender may, in its discretion, elect to make advances notwithstanding the existence of a Default, and any advance so made shall be deemed to have been made pursuant to this Agreement and shall be secured by the Loan Documents.

(b) Neither the Improvements, to the extent then constructed, nor the Land nor any part thereof shall have been materially damaged, destroyed, condemned or threatened with condemnation.

(c) No order or notice shall have been made by, or received from, any Governmental Authority having jurisdiction stating that the work of construction is or will be in violation of any law, ordinance, code or regulation affecting the Land and/or the Improvements.

(d) Prior to each disbursement, Lender may, if it determines that such endorsements are necessary to protect its first lien, require such endorsements to its title insurance policy as Lender may, in its sole discretion, determine are necessary. The form and substance of such endorsements must be satisfactory to Lender in its sole discretion.

(e) A list of any additional Major Subcontractors together with related subcontracts not previously submitted to Lender.

(f) Receipt by Lender of a report from Architect certifying the amount of such disbursement fairly reflects the value of the work and materials incorporated into the SNF and that the work being paid for has been satisfactorily completed in accordance with the Plans.

(g) Receipt and approval by Lender of an updated environmental assessment report if requested by Lender in its sole discretion.

Section 4.3 Conditions Precedent to Final Construction Advance.

In addition to the conditions set forth in Section 4.1 (Conditions Precedent to Initial Construction Advance) and Section 4.2 (Conditions Precedent to Subsequent Construction Advance), Lender’s obligation to make the final construction advance of retained Loan funds shall be subject to the satisfaction of the following conditions precedent.

(a) Completion of construction of the SNF in accordance with the Plans, and receipt by Lender of an AIA Form G704, “Certificate of Substantial Completion,” fully executed by Borrower, General Contractor and Architect.

(b) Receipt by Lender of the Certificate(s) of Occupancy for the SNF issued by the appropriate Governmental Authority.

(c) Borrower’s agreement to provide, upon completion of the SNF, such title insurance endorsements as Lender may require to its title insurance policy insuring that the SNF has been completed free of mechanics’ liens, or, at Lender’s election, an ALTA rewrite of its title insurance policy together with such endorsements thereto as Lender may require. Such additional endorsements or policy rewrite shall include, without limitation, an ALTA Form 3.1 endorsement with parking, if available under applicable law.

(d) Receipt of an “as-built” ALTA minimum standard survey of the Land and the Improvements acceptable to Lender and the title insurance company issuing the title insurance policy referred to above and meeting the requirements of Lender, locating all property lines, building setback lines, easements and the Improvements, and showing no state of facts objectionable to Lender, together with a certificate from the licensed surveyor, approved by Lender, that prepared the survey.

(e) There shall be no statutory liens on record for labor or material arising out of the construction of the SNF; provided, however, that if there are any such liens Borrower shall have made arrangements satisfactory to Lender for the disposition or bonding thereof.

(f) Upon completion of the SNF, Borrower shall deliver to Lender a certificate of completion containing the following: (i) Borrower’s statement of the aggregate amount of costs incurred in connection with the construction of the SNF but not paid by Borrower before the Completion Date and (ii) Borrower’s certification that no portion of the proceeds of the Loan has been applied to pay or reimburse any costs or expenses in excess of the total amount of costs shown in the Approved Budget, together with interest and servicing fees incurred in connection with the Loan.

(g) Receipt by Lender of an acceptable short term radon test.

(h) Receipt by Lender of a copy of the recorded Notice of Completion, if applicable.

(i) The Management Agreement shall be in full force and effect and no default shall have occurred and be continuing thereunder.

(j) Updated certificates of insurance evidencing the insurance coverage required under Section 5.5(d), (e) and (g) (Insurance).

(k) Inspector has prepared a hard cost list of punch items to be approved by Lender and such list of punch items does not exceed $300,000 in the aggregate and Borrower expressly agrees to cause such list of punch items to be completed within ninety (90) days of the date of the final construction advance of retained Loan funds.

(l) Receipt by Lender of written evidence that Borrower has filed an application to operate the SNF as a skilled nursing facility, under the laws of the state where the Land is located including without limitation, an application for all permits required for the use and occupancy of the Facility and the operation of the Facility as a skilled nursing facility.

(m) Receipt by Lender of written evidence that Borrower has completed all deferred maintenance items listed in Exhibit I attached hereto and incorporated herein.

ARTICLE V
AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees with and covenants unto Lender that until the Loan Obligations have been paid in full, Borrower shall:

Section 5.1 Payment of Loan/Performance of Loan Obligations.

Duly and punctually pay or cause to be paid the principal and interest of the Note in accordance with its terms and duly and punctually pay and perform (after giving consideration to any applicable grace or cure period) or cause to be paid or performed all Loan Obligations hereunder and under the other Loan Documents.

Section 5.2 Maintenance of Existence.

Maintain its existence as a Tennessee limited partnership, and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes qualification necessary, maintain good standing.

Section 5.3 Maintenance of Single Purpose.

Maintain its existence as a Single Purpose Entity.

Section 5.4 Accrual and Payment of Taxes.

During each fiscal year, make adequate provision for the payment of all current tax liabilities of all kinds including, without limitation, federal and state income taxes, franchise taxes, payroll taxes, provider taxes (to the extent necessary to participate in and receive maximum funding pursuant to Reimbursement Contracts), Taxes (as defined in the Security Instrument), all required withholding of income taxes of employees, all required old age and unemployment contributions, and all required payments to employee benefit plans, and pay the same when they become due.

Section 5.5 Insurance.

At all times while the Loan Obligations are outstanding, maintain, at its expense (and provide satisfactory evidence thereof to Lender) the following insurance coverages and policies with respect to the Mortgaged Property and the Facility, which coverages and policies must be acceptable to Lender’s insurance consultant in its sole discretion:

(a) Architect’s professional liability insurance in at least the amount of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, which shall include “tail” coverage insuring Borrower for acts occurring prior to the date hereof, with a Ten Million Dollar ($10,000,000) umbrella policy which includes coverage for professional liability.

(b) Professional liability insurance against claims for personal injury, bodily injury or death, in or about the Facility to be on a so-called “occurrence” basis for at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate which shall also insure against claims for acts occurring prior to the date of the Loan.

(c) Commercial general liability insurance against claims for personal injury, bodily injury, death or property damage, in or about the Facility to be on a so-called “occurrence” basis for at least Three Million Dollars ($3,000,000) per occurrence and Six Million Dollars ($6,000,000) in the aggregate with a Ten Million Dollar ($10,000,000) umbrella coverage.

(d) Until completion of construction of the SNF, all risk course of construction insurance with Lender’s loss payable endorsement attached to a Builder’s Risk Completed Value non-reporting form of policy (provided that in no event may the amount of coverage to be maintained by Borrower be less than the amount of coverage necessary to eliminate any risk of co-insurance of loss).

(e) Comprehensive “all risk” or “special” cause of loss insurance for the Facility (which must include coverage for the SNF upon completion of construction

(f) Workers’ compensation insurance for the General Contractor and as required by the laws of the Property Jurisdiction, in an amount at least equal to the minimum required by law, and employer’s liability insurance with a limit of One Million Dollars ($1,000,000) per accident and per disease per employee, with respect to the Facility.

(g) Business interruption income insurance for the Facility (which must include coverage for the SNF upon completion of construction) in an amount equal to one hundred percent (100%) of the net operating income for the Facility plus carrying costs and extraordinary expenses of the Facility for a period of twelve (12) months as projected by Lender, containing a ninety (90) day extended period of indemnity endorsement. Such insurance shall also include an agreed insurance amount endorsement waiving all co-insurance provisions.

(h) Comprehensive boiler and machinery insurance, including property damage coverage and time element coverage in an amount equal to one hundred percent (100%) of the full replacement cost, without deduction for depreciation, of the Facility housing the machinery, if steam boilers, pipes, turbines, engines or any other pressure vessels are in operation with respect to the Facility. Such insurance coverage shall include a “joint loss” clause if such coverage is provided by an insurance carrier other than that which provides the comprehensive “all risk” insurance described above.

(i) A blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (i) Borrower’s personnel, (ii) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower and (iii) temporary contract employees or student interns.

(j) Motor vehicle coverage for all owned and non-owned vehicles used in connection with the operation of the Facility containing a minimum per occurrence coverage amount of Two Million Dollars ($2,000,000) and a minimum aggregate coverage amount of Five Million Dollars ($5,000,000).

(k) Flood Hazard insurance if any portion of the Improvements is located in a “flood zone area,” as identified in the Federal Register by the Federal Emergency Management Agency as a 100-year flood zone or “special flood hazard area” and in which flood insurance is available. In lieu thereof, Lender will accept proof, satisfactory to it in its sole discretion, that the Improvements are not within the boundaries of a designated area.

(l) If the Facility is located in a seismically active area or an area prone to geologic instability and mine subsidence, Lender may require an inspection by a qualified structural or geological engineer satisfactory to Lender, and at Borrower’s expense. The Facility must be structurally and geologically sound and capable of withstanding normal seismic activity or geological movement. Lender reserves the right to require earthquake insurance or Maximum Probable Loss insurance on a case by case basis in amounts determined by Lender.

(m) Such other insurance coverage as may be deemed necessary at any time during the term of the Loan and as shall be provided within such time periods as Lender may determine, in each case, in its commercially reasonable discretion.

All insurance policies shall have a term of not less than one year and shall be in the form and amount and with deductibles as, from time to time, shall be acceptable to Lender in its sole discretion. All such policies shall provide for loss payable solely to Lender and shall contain a standard “non-contributory mortgagee” endorsement or its equivalent relating, among other things, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower and notwithstanding (i) occupancy or use of the Facility for purposes more hazardous than those permitted by the terms of such policy, (ii) any foreclosure or other action taken by Lender pursuant to the Security Instrument upon the occurrence of an Event of Default thereunder, or (iii) any change in title or ownership of the Facility.

All insurance policies must be written by a licensed insurance carrier in the State in which the Facility is located and must be a Qualified Insurer. All liability insurance policies (including, but not limited to, general liability, professional liability and any applicable blanket and/or umbrella policies) must name “GMAC Commercial Mortgage Bank and its successors and/or assigns as their interests may appear” as additional insureds, and all property insurance policies must name “GMAC Commercial Mortgage Bank and its successors and/or assigns” as the named mortgage holder entitled to all insurance proceeds. Lender shall have the right, without Borrower’s consent, by notice to the insurance company, to change the additional insured and named mortgagee endorsements in connection with any sale of the Loan. All insurance policies for the above required insurance must provide for thirty (30) days prior written notice of cancellation to Lender. The proceeds of any of the policies described in Section 5.5(d) and (e) and shall be payable by check and shall be payable jointly to Lender and Borrower and delivered to Lender, the check shall be endorsed to Lender by Borrower and such proceeds shall be applied by Lender, at its sole option, either (i) to the full or partial payment or prepayment of the Loan Obligations (without premium), or (ii) to the repair and/or restoration of the Improvements, Equipment and Inventory damaged or taken as more particularly described below. If the check for such proceeds is received by Borrower, it shall be held in trust for Lender and promptly delivered to Lender by Borrower with Borrower’s endorsement to Lender.

Policies or binders, together with evidence of the above required insurance on ACORD Form 27 or its equivalent, must be submitted to Lender prior to setting the interest rate on the Loan.

With respect to insurance policies which require payment of premiums annually, not less than thirty (30) days prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, Borrower shall pay such amount, except to the extent Lender is escrowing sums therefor pursuant to the Loan Documents. Not less than thirty (30) days prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, originals or certified copies of renewals of such policies (or certificates evidencing such renewals) bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Lender of such payment, which premiums shall not be paid by Borrower through or by any financing arrangement, shall be delivered by Borrower to Lender at the address set forth in Section 10.7 hereof and in Exhibit “E” hereto. Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section 5.5. If the limits of any policy required hereunder are reduced or eliminated due to a covered loss, Borrower shall pay the additional premium, if any, in order to have the original limits of insurance reinstated, or Borrower shall purchase new insurance in the same type and amount that existed immediately prior to the loss.

If Borrower fails to maintain and deliver to Lender the original policies or certificates of insurance required by this Agreement, Lender may, at its option, procure such insurance and Borrower shall pay or, as the case may be, reimburse Lender for, all premiums thereon promptly, upon demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment and such sum shall constitute a part of the Loan Obligations.

The insurance required by this Agreement may, at the option of Borrower, be effected by blanket and/or umbrella policies issued to Borrower or to an Affiliate of Borrower covering the Facility and the properties of such Affiliate; provided that, in each case, the policies otherwise comply with the provisions of this Agreement and allocate to the Facility, from time to time, the coverage specified by this Agreement, without possibility of reduction or coinsurance by reason of, or damage to, any other property (real or personal) named therein. If the insurance required by this Agreement shall be effected by any such blanket or umbrella policies, Borrower shall furnish to Lender original policies or certified copies thereof, with schedules attached thereto showing the amount of the insurance provided under such policies which is applicable to the Facility.

Neither Lender nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Agreement; it being understood that (a) Borrower shall look solely to its insurance company for the recovery of such loss or damage, (b) such insurance company shall have no rights of subrogation against Lender, its agents or employees, and (c) Borrower shall use its best efforts to procure from such insurance company a waiver of subrogation rights against Lender. If, however, such insurance policies do not provide for a waiver of subrogation rights against Lender (whether because such a waiver is unavailable or otherwise), then Borrower hereby agrees, to the extent permitted by law and to the extent not prohibited by such insurance policies, to waive its rights of recovery, if any, against Lender, its agents and employees, whether resulting from any damage to the Facility, any liability claim in connection with the Facility or otherwise. If any such insurance policy shall prohibit Borrower from waiving such claims, then Borrower must obtain from such insurance company a waiver of subrogation rights against Lender.

Borrower appoints Lender as Borrower’s attorney-in-fact, which appointment shall be deemed irrevocable and coupled with an interest, to cause the issuance of an endorsement of any insurance policy to bring Borrower into compliance herewith and, as limited above, at Lender’s sole option, to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage covered under any such insurance policy; provided, however, that in no event will Lender be liable for failure to collect any amounts payable under any insurance policy.

Notwithstanding the foregoing to the contrary, Lender agrees that Lender shall make the net proceeds of insurance or condemnation (after payment of Lender’s reasonable costs and expenses) available to Borrower for Borrower’s repair, restoration and replacement of the Improvements, Equipment and Inventory damaged or taken if the following conditions are met:

(a) the aggregate amount of all such proceeds shall not exceed the aggregate amount of all such Loan Obligations.

(b) at the time of such loss or damage and at all times thereafter while Lender is holding any portion of such proceeds, there shall exist no Default or Event of Default.

(c) the Improvements, Equipment, and Inventory for which loss or damage has resulted shall be capable of being restored to their preexisting condition and utility in all material respects with a value equal to or greater than that which existed prior to such loss or damage and such restoration shall be capable of being completed prior to the earlier to occur of (i) the expiration of business interruption insurance as determined by the Inspector or (ii) the Maturity Date;

(d) within thirty (30) days from the date of such loss or damage Borrower shall have given Lender a written notice electing to have the proceeds applied for such purpose;

(e) within sixty (60) days following the date of notice under the preceding subsection (d) and prior to any proceeds being disbursed to Borrower, Borrower shall have provided to Lender all of the following:

(i) complete plans and specifications for restoration, repair and replacement of the Improvements, Equipment and Inventory damaged to the condition, utility and value required by subsection (c) above,

(ii) if loss or damage exceeds Fifty Thousand Dollars ($50,000), fixed price or guaranteed maximum cost bonded construction contracts for completion of the repair and restoration work in accordance with such plans and specifications.

(iii) builder’s risk insurance for the full cost of construction with Lender named under a standard mortgagee loss-payable clause,

(iv) such additional funds, as in Lender’s reasonable opinion are necessary, to complete such repair, restoration and replacement, and

(v) copies of all permits and licenses necessary to complete the work in accordance with the plans and specifications;

(f) Lender may, at Borrower’s expense, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of proceeds as work progresses;

(g) no portion of such proceeds shall be made available by Lender for architectural reviews or for any purpose which is not directly attributable to the cost of repairing, restoring or replacing the Improvements, Equipment and Inventory for which a loss or damage has occurred unless the same is covered by such insurance;

(h) Borrower shall diligently pursue such work and shall complete such work prior to the earlier to occur of the expiration of business interruption insurance or the Maturity Date;

(i) [Intentionally deleted];

(j) each disbursement by Lender of such proceeds and deposits shall be funded subject to the conditions and in accordance with the terms hereof;

(k) Lender shall have a first lien and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such proceeds, and Borrower shall execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments as Lender shall request to create, evidence, or perfect such lien and security interest; and

(l) in the event and to the extent such proceeds are not required or used for the repair, restoration and replacement of the Improvements, Equipment and Inventory for which a loss or damage has occurred, or in the event Borrower fails to timely make the election to have insurance proceeds applied to the restoration of the Improvements, Equipment, or Inventory, or, having made such election, fails to timely comply with the terms and conditions set forth herein, or, if the conditions set forth herein for such application are otherwise not satisfied, then Lender shall be entitled without notice to or consent from Borrower to apply such proceeds, or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Loan Obligations (without premium) in the manner aforesaid, or (ii) to the repair, restoration and/or replacement of all or any part of such Improvements, Equipment and Inventory for which a loss or damage has occurred.

Notwithstanding the foregoing, all net proceeds of insurance or condemnation (after payment of Lender’s reasonable costs and expenses, including without limitation, inspection fees) in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00) or less, per occurrence, shall be made available to Borrower to be applied to repair or rebuild is “economically feasible”. For purposes hereof, “economically feasible” shall mean that the Improvements, Equipment, and Inventory for which loss or damage has resulted shall be capable of being restored to their preexisting condition and utility in all material respects with a value equal to or greater than that which existed prior to such loss or damage and such restoration shall be capable of being completed prior to the earlier to occur of (i) the expiration of business interruption income insurance for the Facility (as described in Section 4.5(d) above) as determined by the Lender or its operating adviser or (ii) the date which is one hundred eighty (180) days prior to the Maturity Date.

Section 5.6 Financial and Other Information.

Provide Lender, and cause Guarantor and Manager to provide to Lender, at its address set forth in Section 10.7 and at GMAC Commercial Mortgage Corporation, 8333 Douglas Avenue, Suite 1460, Dallas, Texas 75225, the following financial statements and information on a continuing basis during the term of the Loan:

(a) Within one hundred twenty (120) days after the end of each fiscal year of Guarantor, consolidated financial statements for the Guarantor and its subsidiaries, including Borrower, prepared in accordance with generally accepted accounting principles consistently applied, audited by a nationally recognized accounting firm or independent certified public accounting firm acceptable to Lender, which statements shall include a balance sheet and a statement of income and expenses for the year then ended. In lieu of its obligations hereunder, Guarantor may submit to Lender, upon its filing thereof, a copy of its Form 10 K as filed with the United States Securities and Exchange Commission.

(b) Within ninety (90) days after the end of each fiscal year of the Facility and Borrower (if different from the Facility), unaudited annual financial statements of the operations of the Facility, prepared by a financial officer of Borrower in accordance with generally accepted accounting principles consistently applied, and certified as true and correct in all material respects by a financial officer of Borrower, which statements shall include a balance sheet and a statement of income and expenses for the year then ended.

(c) Within forty-five (45) days after the end of each fiscal month of the Facility (if different from Borrower), unaudited interim financial statements of the Facility, certified as true and correct in all material respects by a financial officer of Borrower, subject to customary year end adjustments, which statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall include a balance sheet, statement of income and expenses for the quarter then ended.

(d) Within forty-five (45) days after the end of each fiscal quarter of Borrower, unaudited interim financial statements of Borrower certified as true and correct in all material respects by a financial officer of Borrower or General Partner, as the case may be, subject to customary year end adjustments, which statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall include a balance sheet and statement of income and expenses for the quarter then ended.

(e) Within forty-five (45) days after the end of each fiscal quarter of Guarantor, unaudited interim financial statements of Guarantor, certified as true and correct in all material respects by a financial officer of Guarantor, subject to customary year end adjustments, which statements shall be prepared in accordance with general accounting principles consistently applied and shall include a balance sheet and a statement of income and expenses for the quarter then ended. In lieu of its obligations hereunder, Guarantor may submit to Lender a copy of its Form 10 Q as filed by Guarantor with the United States Securities and Exchange Commission.

(f) Within forty-five (45) days after the end of each fiscal quarter of Borrower, a statement of the number of unit days available and the actual residents days incurred for such quarter, together with quarterly census information of the Facility as of the end of such quarter in sufficient detail to show resident-mix (i.e., private, Medicare, Medicaid, and VA) on a daily average basis for such year through the end of such quarter, certified by a financial officer of Manager or Borrower to be true and correct. Such statements of the Facility shall be accompanied by the Summary of Financial Statements and Census Data attached hereto as Exhibit “D”.

(g) If requested by Lender, within thirty (30) days after the filing deadline, as may be extended from time to time, copies of the federal income tax returns of Borrower and Guarantor and all state and local tax returns of Borrower, together with all supporting documentation and required schedules.

(h) If and to the extent applicable, within ten (10) days after filing or receipt, all Medicaid and/or Medicare cost reports and any amendments thereto filed with respect to the Facility and all responses, audit reports or inquiries with respect to such cost reports.

(i) If and to the extent applicable, within ten (10) days after receipt, copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached thereto).

(j) If and to the extent applicable, within ten (10) days after receipt, a copy of the “Medicaid Rate Calculation Worksheet” (or the equivalent thereof) from the applicable agency.

(k) If and to the extent applicable, within ten (10) days of receipt, a statement of the number of resident days for which the Facility has received the Medicare default rate for any applicable period. For purposes herein, “default rate” shall have the meaning ascribed to it in that certain applicable Medicare rate notification letter prepared in connection with any review or survey of the Facility.

(l) Within three (3) days of receipt, any and all notices (regardless of form) from any and all federal or state agencies, including any licensing and/or certifying agencies that the Facility license and/or the participation in Medicare, Medicaid or any other federal or state health care program, as applicable, of the Facility or any of its owners, officers, directors, agents or managing employees is being downgraded to a substandard category, revoked, suspended, or subjected to federal or state health care program exclusion, civil monetary penalty, criminal penalty, or false claims recovery, or that any such action is pending, threatened or being considered.

(m) If requested by Lender, evidence of payment by Borrower or Manager of any applicable provider bed taxes or similar taxes, which Borrower or Manager agrees to pay.

(n) If requested by Lender, within forty-five (45) days after the end of each of Borrower’s fiscal quarters, and more frequently, if requested by Lender, an aged accounts payable report and an aged accounts receivable report for the Facility in sufficient detail to show amounts due from each class of patient-mix (i.e., private, Medicare, Medicaid, and V.A.) both by the account age classifications of 30 days, 60 days, 90 days, 120 days and over 120 days.

Any deficiency (identified above) shall be corrected by the date required by the licensure and certification agency, if such deficiency could adversely affect either (a) the right to continue participation in Medicare and Medicaid for existing residents or (b) the right to admit new Medicare and Medicaid residents, or (c) the right to continue operating the Facility as a continuing care facility.

If and to the extent applicable, Lender reserves the right to require that the annual financial statements of Borrower be audited and prepared by a nationally recognized accounting firm or independent certified public accountant acceptable to Lender, at their respective sole cost and expense, if (i) an Event of Default exists, (ii) if required by internal policy or by any investor in any securities backed in whole or in part by the Loan or any rating agency rating such securities, or (iii) if Lender has reasonable grounds to believe that the unaudited financial statements do not accurately represent the financial condition of Borrower, Guarantor, or Manager as the case may be.

Lender further reserves the right to require such other financial information of Borrower, Guarantor, Manager and/or the Facility, in such form and at such other times (including monthly or more frequently) as Lender shall reasonably deem necessary, and Borrower agrees promptly to provide or to cause to be provided, such information to Lender. All financial statements must be in the form and detail as Lender may from time to time reasonably request.

Section 5.7 Compliance Certificate.

At the time of furnishing the quarterly operating statements of the operations of the Facility required under the foregoing Section, furnish to Lender a compliance certificate in the form attached hereto as Exhibit E executed by an officer of Borrower or General Partner.

Section 5.8 Books and Records.

Keep and maintain at all times at the Facility or Manager’s offices, and upon Lender’s request make available at the Facility or Manager’s offices, complete and accurate books of account and records (including copies of supporting bills and invoices) adequate to reflect correctly the results of the operation of the Facility, and copies of all material written contracts, leases (if any), and other instruments which affect the Mortgaged Property, which books, records, contracts, leases (if any) and other instruments shall be subject to examination and inspection at any reasonable time by Lender (upon reasonable advance notice, which for such purposes only may be given orally, except in the case of an emergency or following an Event of Default, in which case no advance notice shall be required); provided, however, that if an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand copies of all books, records, contracts, leases (if any) and other instruments relating to the Facility or its operation and Borrower authorizes Lender to obtain a credit report on Borrower at any time.

Section 5.9 Payment of Indebtedness.

Duly and punctually pay or cause to be paid all other Indebtedness now owing or hereafter incurred by Borrower in accordance with the terms of such Indebtedness, except such Indebtedness owing to those other than Lender which is being contested in good faith and with respect to which any execution against properties of Borrower has been effectively stayed and for which reserves and/or collateral for the payment and security thereof have been established as determined by Lender in its commercially reasonable discretion.

Section 5.10 Records of Accounts.

Maintain all records, including records pertaining to the Accounts of Borrower, at the principal place of business of Borrower or Manager as set forth in this Agreement.

Section 5.11 Compliance with Licensure Laws.

As of the date hereof with respect to the ALF and, upon the Completion Date with respect to the SNF:

(a) the ALF and SNF shall be duly licensed as an assisted living facility and a skilled nursing facility, respectively, under the applicable laws of the state where the Land is located;

(b) Borrower shall be the lawful owner of all Permits for the Facility, which shall be in full force and effect and shall constitute all of the permits, licenses and certificates required for the use and occupancy of the Facility and the operation of the Facility as an assisted living facility and skilled nursing facility;

(c) Borrower and Manager, as well as the operation of the Facility, shall be in compliance in all material respects with the applicable assisted living facility and skilled nursing facility laws, rules, regulations and published interpretations to which the Facility is subject; and

(d) all Reimbursement Contracts, if any, shall be in full force and effect with respect to the Facility, and Borrower and Manager shall be in good standing with all the respective agencies governing such applicable licenses, program certification, and Reimbursement Contracts, if any. Borrower and Manager shall remain current in the payment of all assessments with respect to such Reimbursement Contracts, if any, throughout the term of the Loan.

Section 5.12 Conduct of Business.

Conduct, or cause Manager to conduct, as of the date hereof with respect to the ALF and as of the as of the date of opening of the SNF with respect to the SNF, the operation of the Facility at all times in a manner consistent with the level of operation of the Facility as of the date hereof, including without limitation, the following:

(a) to maintain the standard of care for the residents and patients of the Facility at all times at a level necessary to ensure quality care for the residents and patients of the Facility in accordance with customary and prudent industry standards;

(b) to operate the Facility in a prudent manner and in compliance with applicable laws and regulations relating thereto and cause all Permits, Reimbursement Contracts, and any other agreements necessary for the use and operation of the Facility or as may be necessary for participation in the Medicaid, Medicare, or other applicable reimbursement programs (if any) to remain in effect without reduction in the number of licensed units authorized for use in the Medicaid, Medicare, or other applicable reimbursement programs;

(c) to maintain sufficient Inventory and Equipment of types and quantities at the Facility to enable Borrower and/or Manager (as applicable) to adequately perform operations of the Facility;

(d) to keep all Improvements and Equipment located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition;

(e) to maintain sufficient cash in the operating accounts of the Facility in order to satisfy the working capital needs of the Facility; and

(f) to keep all required Permits current and in full force and effect.

Section 5.13 Periodic Surveys.

Furnish to Lender or cause Manager to furnish to Lender, within twenty (20) days of receipt, a copy of any Medicare, Medicaid or other licensing agency survey or report and any statement of deficiencies and/or any other report indicating that any action is pending or being considered to downgrade the Facility to a substandard category, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey or report for the Facility, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in Medicaid, Medicare or other reimbursement program pursuant to any Reimbursement Contract for existing patients/residents or for new patients/residents to be admitted with Medicaid or Medicare coverage, by the date required for cure by such agency (plus extensions granted by such agency).

Section 5.14 [Intentionally deleted]

Section 5.15 [Intentionally deleted]

Section 5.16 Management Agreement.

Maintain the Management Agreement in full force and effect and timely perform all of Borrower’s obligations thereunder and enforce performance of all obligations of Manager thereunder and not permit the termination, amendment or assignment of the Management Agreement unless the prior written consent of Lender is first obtained, which consent may be withheld in the sole and absolute discretion of Lender. Borrower will enter into and cause Manager to enter into the Subordination of Management Agreement. Borrower will not enter into any other management agreement without Lender’s prior written consent, which consent may be in the sole and absolute discretion of Lender.

Section 5.17 Occupancy.

Maintain or cause to be maintained, at all times, a daily average annual (calendar year) occupancy for the ALF of eighty percent (80%) or more, as measured at the end of each of the Facility’s fiscal quarters, (based on the number of units available at the Facility) with the minimum number of units available at the Facility remaining at or in excess of the number of units set forth in the Facility description in Article I hereof. Upon the earlier to occur of the Stabilization Date or the Projected Stabilization Date, maintain or cause to be maintained, at all times, a daily average annual (calendar year) occupancy for the SNF, of eighty percent (80%) or more (based on the number of units available at the SNF) with a minimum number of units available at the SNF equal to or in excess of the number of units set forth in the Facility description in Article I hereof.

Section 5.18 Updated Appraisals.

For so long as the Loan remains outstanding, if any Event of Default shall occur hereunder, or if, in Lender’s commercially reasonable judgment, a material depreciation in the value of the Land and/or the Improvements shall have occurred, then in any such event, Lender, may cause the Land and/or the Improvements to be appraised by an appraiser selected by Lender, and in accordance with Lender’s appraisal guidelines and procedures then in effect, and Borrower agrees to cooperate in all respects with such appraisals and furnish to the appraisers all requested information regarding the Land and Improvements and the Facility necessary to complete such appraisal. Borrower agrees to pay all reasonable costs incurred by Lender in connection with such appraisal which costs shall be secured by the Security Instrument and shall accrue interest at the Default Rate until paid.

Section 5.19 Comply with Covenants and Laws.

Comply, in all material respects, with all applicable covenants and restrictions of record and all laws, ordinances, rules and regulations and keep the Facility and the Mortgaged Property in compliance in all material respects, with all applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and regulations promulgated thereunder, and laws, ordinances, rules and regulations relating to zoning, health, building codes, setback requirements, Medicaid and Medicare laws and keep the Permits for the Facility in full force and effect.

Section 5.20 Taxes and Other Charges.

Subject to Borrower’s right to contest the same as set forth in Section 9(d) of the Security Instrument, pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against property of Borrower, except Liens to the extent permitted by this Agreement.

Section 5.21 Commitment Letter.

Provide all items and pay all amounts required by the Commitment Letter. If any term of the Commitment Letter shall conflict with the terms of this Agreement, this Agreement shall govern and control. As to any matter contained in the Commitment Letter, and as to which no mention is made in this Agreement or the other Loan Documents, the Commitment Letter shall continue to be in effect and shall survive the execution of this Agreement and all other Loan Documents.

Section 5.22 Certificate.

Upon Lender’s written request, furnish Lender with a certificate stating that Borrower has complied with and is in compliance with all terms, covenants and conditions of the Loan Documents to which Borrower is a party and that there exists no Default or Event of Default under the Loan Documents or, if such is not the case, that one or more specified events have occurred, and that the representations and warranties contained herein are true and correct with the same effect as though made on the date of such certificate, or if not, then stating the reasons for which such representations and/or warranties are no longer true and correct.

Section 5.23 Notice of Fees or Penalties.

Immediately notify Lender, upon Borrower’s knowledge thereof, of the assessment by any state or any Medicare, Medicaid, health or licensing agency of any fines or penalties against Borrower, Manager, or the Facility.

Section 5.24 Inspector:

Pay all fees and expenses of Inspector.

Section 5.25 Construction Start and Completion.

Commence construction of the SNF no later than thirty (30) days from the date hereof, and thereafter diligently proceed with construction of the SNF, in a good and workmanlike manner in accordance with the Plans, and substantially complete construction of the SNF in accordance with the Plans on or before the Substantial Completion Date. Borrower will, forthwith upon completion of the construction of the SNF, cause the same to be inspected by each appropriate governmental body, shall correct any defects and deficiencies which may be required by any such inspection and shall cause to be duly issued all occupancy certificates and other temporary licenses, permits, and authorizations necessary for the occupancy of the Land and the SNF and the operation of the SNF as a skilled nursing facility. In any event, Borrower shall do and perform all of the foregoing acts and things and cause to be issued and executed all such occupancy certificates, licenses and authorizations on or before the Completion Date subject to Force Majeure or Lender’s written consent to agree to extend such date.

Section 5.26 Protection Against Liens.

Pay and discharge all claims for labor performed and material and services furnished in connection with construction of the SNF, to diligently record or procure the recordation of a valid notice of completion, if applicable, upon completion of construction, to diligently record or procure for recordation of a notice of cessation, if applicable, in the event of a cessation of labor, on the work of the SNF for a continuous period of thirty (30) days or more, and to take all other steps necessary to forestall the assertion of claims or liens either against the Land or the Improvements or any part thereof or right or interest appurtenant thereto or of claims against Lender or the Loan proceeds. Borrower shall give Lender written notice within ten (10) days of Borrower’s receipt of notice that a mechanic’s lien has been filed, along with a copy of the recorded lien. Nothing herein contained shall require Borrower to pay any claims for labor, materials or services which Borrower, in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting; provided, however, that not later than ten (10) days after the notice of the filing of any claim or lien against the Land and/or the Improvements which is disputed or contested by Borrower, Borrower shall either (a) record or cause to be recorded a surety bond sufficient to release said claim or lien and promptly give notice of such recordation to the lienholder or claimant, or (b) make other arrangements therefor satisfactory to Lender. Lender shall not be required (a) to extend the Maturity Date by reason of Borrower’s failure to pay such claims, or (b) to make any disbursements of the proceeds of the Loan until any mechanic’s or materialmen’s lien claims have been waived or insured over by Lender’s title insurer.

Section 5.27 Construction Inspections Permitted.

Lender and its representatives, including the Inspector, shall have the right, at all reasonable times during regular business hours and upon reasonable prior notice (and at any time in the event of an emergency), to enter upon the Land and inspect the work of construction to determine that the same is in conformity with the Plans and all of the requirements hereof. If in Lender’s sole judgment it is necessary, Lender shall have the further right, from time to time, to retain a consultant or consultants, at Borrower’s reasonable expense, to inspect the work and verify compliance by Borrower with the provisions hereof. Borrower understands and agrees that said inspections are for the sole purpose of protecting Lender’s Loan advances and security for the Loan and are made solely for Lender’s benefit; that such inspections may be superficial and general in nature, primarily to inform Lender of the progress of construction of the SNF; and that, in any event, Borrower shall not be entitled to rely on any such inspection(s) as constituting Lender’s approval, satisfaction or acceptance with respect to materials, workmanship, conformance to Plans or otherwise. Borrower hereby agrees to make its own inspections of the construction to determine that the quality of the SNF and all other requirements of the work of construction financed by the Loan are being performed in a manner satisfactory to Borrower, and Borrower agrees to immediately notify Lender in writing should the same show any work to be unsatisfactory in any manner. Without limiting the foregoing, Borrower shall permit Lender to examine and copy all books and account records and other papers relating to the Land and the construction of the SNF; and Borrower will use its best efforts to cause all contractors, subcontractors and materialmen to cooperate with Lender to enable it to do so.

Section 5.28 Construction and Repairs.

Complete or restore promptly and in good workmanlike manner any building or other Improvement which may be constructed, damaged, or destroyed and pay when due all costs incurred therefor. Borrower shall replace any work or materials which do not fully comply with the Plans approved by Lender, or are in some other manner in violation of this Agreement within fifteen (15) days after written notice to Borrower of such fact. Work shall not cease on the construction of the SNF for any reason whatsoever for a period of fifteen (15) consecutive calendar days unless and to the extent that such delay is the result of an event of Force Majeure or as otherwise consented to in writing by Lender.

Section 5.29 Notify Lender of Litigation or Compliance.

Promptly notify Lender in writing (a) of any litigation or possible litigation affecting Borrower, Guarantor, the Facility, the Land and/or the Improvements or any part thereof, (b) of all complaints or charges made by any Governmental Authority affecting Borrower, the Facility, the Land and/or the Improvements in each case if such item described in (i) or (ii) above is reasonably likely to delay or require changes in the construction of the SNF or impair the security of Lender with respect to its Loan, and (c) in the event that any covenant contained herein becomes untrue or there shall have been any breach in Borrower’s compliance with any such covenant.

Section 5.30 Intentionally Deleted

Section 5.31 Loan Closing Certification.

Immediately notify Lender, in writing, in the event any representation, warranty or covenant contained in that certain Loan Closing Certification of even date herewith, executed by Borrower for the benefit of Lender, becomes untrue (except by virtue of changes in facts and circumstances permitted by the terms of this Agreement and the other Loan Documents) or there shall have been any material adverse change in any representation, warranty or covenant.

Section 5.32 Further Documentation.

In the event that any further documentation or information is deemed necessary or appropriate by Lender to correct patent mistakes in the Loan Documents, materials relating to the Lender’s Title Insurance Policy or the funding of the Loan, Borrower shall provide, or cause to be provided to Lender, at Borrower’s cost and expense, such documentation or information.

Section 5.33 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.

Borrower shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Lender’s request from time to time during the term of the Loan, Borrower shall certify in writing to Lender that Borrower’s representations, warranties and obligations under Section 3.32 (No Illegal Activity as Source of Funds) and Section 3.33 (Compliance with Anti-Terrorism, etc.) and this Section 5.33 remain true and correct and have not been breached. Borrower shall immediately notify Lender in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Borrower shall comply with all Requirements of Law and directives of Governmental Authorities and, at Lender’s request, provide to Lender copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Borrower shall also reimburse Lender any expense incurred by Lender in evaluating the effect of such an event on the Loan and Lender’s interest in the collateral for the Loan, in obtaining any necessary license from Governmental Authorities as may be necessary for Lender to enforce its rights under the Loan Documents, and in complying with all Requirements of Law applicable to Lender as the result of the existence of such an event and for any penalties or fines imposed upon Lender as a result thereof.

Section 5.34 Compliance Program.

Maintain a compliance program including, at a minimum, the seven basic compliance elements described in Section II.A. of the OIG Compliance Program Guidance for Nursing Facilities published by the Office of the Inspector General on March 16, 2000, at 65 Fed. Reg. 14289, as amended from time to time. Upon Lender’s request to Borrower, Borrower or Manager shall (a) provide a copy of its written compliance program, (b) identify its program compliance officer, and (c) summarize its training and other activities conducted pursuant to such program during the preceding year.

ARTICLE VI
NEGATIVE COVENANTS OF BORROWER

Until the Loan Obligations have been paid in full, Borrower shall not:

Section 6.1 Assignment of Licenses and Permits.

Assign or transfer any of its interest in any Permits or Reimbursement Contracts (including rights to payment thereunder) pertaining to the Facility to anyone other than Lender, or assign, transfer, or remove or permit any other Person to assign, transfer, or remove any records pertaining to the Facility including, without limitation, resident or patient records, medical and clinical records (except for removal of such resident or patient records as directed by the residents or patients owning such records), without Lender’s prior written consent, which consent may be granted or refused in Lender’s sole discretion.

Section 6.2 No Liens; Exceptions.

Create, incur, assume or suffer to exist any Lien upon or with respect to the Facility or any of its properties, rights, income or other assets relating thereto, including, without limitation, the Mortgaged Property whether now owned or hereafter acquired, other than the following permitted Liens (“Permitted Encumbrances”):

(a) Liens at any time existing in favor of Lender;

(b) All liens, encumbrances or encroachments which are listed and described in Schedule B of the Lender’s Title Insurance Policy;

(c) Easements created in the ordinary course of constructing the SNF in accordance with the Plans for which affirmative title insurance coverage is provided within thirty (30) days after the date of filing of any such easement;

(d) Inchoate Liens arising by operation of law for the purchase of labor, services, materials, equipment or supplies, provided payment shall not be delinquent and, if such Lien is a lien upon any of the Land or Improvements, such Lien must be fully disclosed to Lender and bonded off and removed from the Land and Improvements or otherwise resolved in accordance with the provisions of Section 5.26 (Protection Against Liens);

(e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for money borrowed or for credit received with respect to property acquired) entered into in the ordinary course of business as presently conducted or to secure obligations for surety or appeal bonds;

(f) Liens in connection with purchase money financing (including Equipment leases) for the acquisition of Equipment provided that at no time shall such purchase money financing (including the principal component of any Equipment leases) exceed $75,000.00 in any one case and $200,000.00 in the aggregate without Lender’s prior written consent; and

(g) Liens for current year’s taxes, assessments or governmental charges or levies not yet due and payable.

Section 6.3 Merger, Consolidation, etc.

Except as otherwise provided in the Mortgage, consummate any merger, consolidation or similar transaction, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now or hereafter acquired), without the prior written consent of Lender, which consent may be granted or refused in Lender’s sole discretion.

Section 6.4 Disposition of Assets.

Sell, lease, transfer or otherwise dispose of any material portion of its assets or assets having a value in excess of Fifteen Thousand Dollars ($15,000), unless replaced with assets of equal or greater value and utility, without the prior written consent of Lender, which consent may be granted or refused in Lender’s commercially reasonable discretion.

Section 6.5 Change of Business.

Make any material change in the nature of its business as it is being conducted (or contemplated to be conducted with respect to the SNF and disclosed to Lender) as of the date hereof.

Section 6.6 Changes in Accounting.

Change its methods of accounting, unless such change is permitted by GAAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Event of Default or Default had such change not taken place.

Section 6.7 ERISA Funding and Termination.

Engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement, the Note, the Mortgage or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

Section 6.8 Transactions with Affiliates.

Enter into any transaction with an Affiliate of Borrower or Guarantor other than in the ordinary course of its business and on fair and reasonable terms no less favorable to Borrower than those they could obtain in a comparable arms-length transaction with a Person not an Affiliate.

Section 6.9 Transfer of Ownership Interests.

Except as otherwise permitted under Section 13 of the Security Instrument, permit a change in the ownership interests of the Persons comprising Borrower unless the written consent of Lender is first obtained, which consent may be granted or refused in Lender’s sole discretion.

Section 6.10 Change of Use.

Alter or change the use of the Facility except as contemplated in connection with the Loan or permit any management agreement for the Facility other than the Management Agreement or enter into any operating lease for the Facility (excluding residency agreements), unless Borrower first notifies Lender and provides Lender a copy of the proposed lease agreement or management agreement, obtains Lender’s written consent thereto, which consent may be withheld in Lender’s sole discretion, and obtains and provides Lender with a subordination agreement in form satisfactory to Lender, as determined by Lender in its sole discretion, from such manager or lessee subordinating to all rights of Lender.

Section 6.11 Place of Business.

Change its chief executive office or its principal place of business without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information and amendatory financing statements as Lender may request in connection therewith.

Section 6.12 Acquisitions.

Directly or indirectly, purchase, lease, manage, own, operate, or otherwise acquire any property or other assets (or any interest therein) which are not used in connection with the operation of the Facility.

Section 6.13 Changes to Plans.

Make any material change to any of the Plans (other than in connection with Permitted Change Orders) or working drawings, whether by change order or otherwise, without the prior written approval of Lender, and, to the extent that such approvals may be required, without the prior written approval of all appropriate Governmental Authorities and the Inspector. As a condition to its approval of any change, Lender may require verification that the change will not materially increase the time required to complete the construction of the SNF or increase the total cost of constructing the SNF unless Borrower provides evidence of its ability to pay such increased costs into the Facility construction fund held by Lender. If the proposed change is reasonable likely to materially affect the Approved Budget, Borrower shall follow the procedure described in Section 7.1(e) (Advance of Loan Funds) in requesting Lender to approve such change. For purposes herein, “materially” shall mean any single change order to the General Contractor’s construction contract in excess of Seventy-Five Thousand Dollars ($75,000) or any change orders to the General Contractor’s construction contract in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

Section 6.14 Personal Property Incorporation.

Except for office equipment with an aggregate value not to exceed $25,000 and transportation vehicles leased from independent third party vendors, purchase or install in the Improvements materials, equipment or fixtures under any security agreement, conditional sales contract or other agreement wherein the seller reserves a security interest in, or the right to remove or to repossess, such items or to consider them personal property after their incorporation into the work of construction without Lender’s written consent. All personal property or construction material for which Lender advances Loan proceeds is to be stored on the Land and in Lender’s judgment must be reasonably secure from damage and theft and fully insured at all times.

Section 6.15 Dividends, Distributions and Redemptions.

Unless Borrower is current in its Loan debt service payments as required under the terms of the Note and has paid all necessary and customary expenses required of it under the Loan Documents in connection with its ownership and operation of the Facility, or except as otherwise consented to by Lender in writing, declare or pay any distributions to its partners, or purchase, redeem, retire or otherwise acquire for value, any ownership interests in Borrower, now or hereafter outstanding, return any capital to its partners, or make any distribution of assets to its partners.

Section 6.16 Change Orders.

Make any modification of the Plans, other than in connection with Permitted Change Orders. Upon receipt of Borrower’s written request for approval of a change order, Lender shall approve, disapprove or request additional information in order to consider such request, within ten (10) Business Days after the date of receipt. In the event that Lender does not respond to Borrower’s request within such period of time, Borrower may deliver to Lender a written notice of intent to proceed with such change order. If Lender does not approve, disapprove or request additional information within ten (10) Business Days after receipt of such notice, the proposed change order shall be deemed approved on the eleventh (11th) Business Day thereafter, and such change order shall be deemed, for purposes of this Agreement, a Permitted Change Order.

Section 6.17 Approved Expenditures.

Expend any portion of the Loan proceeds on any Costs of Construction other than items listed on the Approved Budget.

Section 6.18 Correction of Deficiency.

Fail to correct, within the time deadlines set by any applicable licensing agency, any deficiency which would result in the following actions by such agency with respect to the Facility:

(a) a termination of any Reimbursement Contract or any Permit; or

(b) a ban on new residents/patients generally.

Section 6.19 Maintain Single Purpose Entity.

(a) Engage in any business or activity other than the ownership, operation and maintenance of the Mortgaged Property, construction of the Expansion, and activities incidental thereto;

(b) Acquire or own any material assets other than (i) the Mortgaged Property, and (ii) such incidental machinery, equipment, fixtures and other personal property as may be necessary for the operation of the Mortgaged Property;

(c) Merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender's consent;

(d) Fail to preserve its existence as a limited partnership, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its partnership agreement or similar organizational document, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect its status as a Single Purpose Entity or its ability to perform its obligations hereunder, under the Note or any other Loan Document;

(e) Own any subsidiary or make any investment in any Person without the consent of Lender;

(f) Commingle its funds or assets with the assets of, or pledge its assets with or for, any of its partners, affiliates, principals or of any other Person;

(g) Incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan and trade payables incurred in the ordinary course of business and other than that certain Equipment purchase money financing described in Section 6.2(f) above, provided same are paid when due;

(h) Fail to maintain its records, books of account and bank accounts separate and apart from those of its partners, principals and affiliates, the affiliates of any of its partners, principals and any other Person;

(i) Enter into any contract or agreement with any of its partners, principals or affiliates, or the affiliates of any of its partners, principals, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(j) Seek its dissolution or winding up in whole, or in part;

(k) Maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its partners, principals and affiliates, the affiliates of any of its partners, principals or any other Person;

(l) Hold itself out to be responsible for the debts of another Person or pay another Person’s liabilities out of its own funds;

(m) Make any loans or advances (except to the extent a loan or advance may be considered an “Account”) to any third party, including any of its partners, principals or affiliates, or the affiliates of any of its partners or principals;

(n) Fail to file its own tax returns, except as to the extent such tax returns are consolidated into those tax returns filed by or on behalf of Guarantor;

(o) Agree to, enter into or consummate any transaction which would render it unable to confirm that (i) it is not an "employee benefit plan" as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (B) it is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) less than twenty-five percent (25%) of each of its outstanding class of equity interests are held by "benefit plan investors" within the meaning of 29 C.F.R. § 2510.3-101(f)(2);

(p) Fail either to hold itself out to the public as a legal Person separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its partners, principals or affiliates, or any general partner, principal or affiliate thereof); or

(q) Fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
Notwithstanding anything herein to the contrary, Borrower may, from time to time, (i) make lawful distributions in accordance with this Agreement and applicable law, or (ii) obtain lawful capital contributions in accordance with applicable law from its Affiliates to the extent necessary to satisfy its obligations as they become due; provided, however, that all such transactions are accurately reflected in the books and records of Borrower and each of its applicable Affiliates.

ARTICLE VII
DISBURSEMENT OF LOAN FUNDS

Section 7.1 Advances of Loan Funds.

Unless Lender elects otherwise in Lender’s sole discretion, all advances of the Loan shall be made in accordance with the following:

(a) At the time of the requested advance, Borrower must (i) not be in Default under this Agreement, the Note or any other Loan Document; (ii) have cured any non-performance of any event which, after notice thereof by Lender, with the passage of time may constitute a Default or an Event of Default; and (iii) have met all requirements of any Governmental Authority pertaining to Borrower, the Land, the Improvements and/or the Facility.

(b) Subject to the provisions of this Agreement, advances of the Loan will be made by Lender only for payment of those items related to the development of the Mortgaged Property and the construction and equipping of the SNF as shown in the Approved Budget.

(c) The Loan shall not exceed eighty percent (80%) of total Costs of Construction of the SNF, as set forth in the Approved Budget; the amount of the developer fee for the Facility will not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) and is payable pro-rata during construction of the Facility, based on the progress of construction as determined by Lender and its Inspector.

(d) Disbursements of Loan proceeds for construction items shall be made no more frequently than monthly within ten (10) Business Days after Borrower’s compliance with the terms hereof, in amounts equal to the total of (i) the purchase price of uninstalled materials stored on the Land in a manner acceptable to Lender and Offsite Materials (defined below) subject to the provisions of Section 7.5 (Offsite Materials), plus, (ii) the cost of the portions of the work acceptably completed as approved by Lender, pursuant to the terms of this Agreement less (iii) retainage of ten percent (10%), which shall be reduced to five percent (5%) at such time as fifty percent (50%) of the overall construction of the SNF on a line item basis have been completed as determined by the Inspector, in its sole discretion, and less (iv) the aggregate amount of all prior advances under the Loan. Retained construction funds shall be disbursed upon satisfaction of conditions precedent identified in ARTICLE IV (Conditions Precedent to Loan Advances). The monthly construction disbursement will be made to Borrower upon receipt by Lender of:

(i) An updated list of Major Subcontractors for the Facility. Lender will not be obligated to disburse for any costs incurred with respect to work performed by any Major Subcontractors which Borrower has not listed for Lender prior to such disbursement request. If Lender so requests, Borrower will assign Borrower’s interest or cause the interest of the General Contractor in any or all subcontracts entered into by Major Subcontractors to be assigned to Lender, if assignable.

(ii) A schedule of estimated monthly disbursements, which must be updated each month and accompany each disbursement request.

(iii) Requisitions submitted to Lender in the form attached hereto as Exhibit G (as may be modified by Lender and provided to Borrower from time to time), showing a complete and detailed breakdown, including, but not limited to, the total amount actually expended by Borrower and that portion of costs actually reimbursed to Borrower.

(iv) Satisfactory certification from Borrower and the General Contractor that all Loan proceeds previously received and currently requested have been or will be disbursed in a timely manner solely in payment of costs authorized by the Approved Budget and actually incurred.

(v) Certification acceptable to Lender from Borrower, the Architect and the General Contractor stating:

(A) The percentage of completion of the SNF on a line item basis (as such line items are identified in the Approved Budget) with respect to each aspect of the cost of construction;

(B) The costs to complete the SNF in accordance with the Plans approved by Lender on a line items basis (as such line items are identified in the Approved Budget); and

(C) That the SNF is constructed in substantial conformance with the Plans approved by Lender.

(vi) Appropriate lien releases from all contractors, subcontractors and material men who were the paid with the Loan disbursements made during the prior month, including, but not limited to, an unconditional lien release executed by General Contractor for payment made in the previous month’s disbursement, and a conditional lien release executed by General Contractor for payment requested in current disbursement.

(vii) Copies of all invoices in current request greater than or equal to Five Thousand Dollars ($5,000).

(e) Prior to any advance of Loan proceeds for costs incurred in connection with the development or construction of the SNF which are not within the Approved Budget, Borrower shall furnish Lender with a statement of additional expenses which covers all additional costs which are to be incurred in connection with the acquisition and development of the Land and the portions thereof to be financed by the Loan, with the dollar cost breakdown in such detail as Lender may require, including verification of any costs specified by Lender. Lender shall reserve the right to withhold its consent to any proposed amendment to the Approved Budget until such time as Borrower has complied with the terms of Section 7.2 (Borrower’s Funds).

Section 7.2 Borrower’s Funds.

Any money required in excess of the Loan proceeds to fully pay all Costs of Construction is to be provided by Borrower (“Borrower’s Deposit”). Prior to the Closing Date, Borrower shall provide to Lender (a) evidence satisfactory to Lender that such money is available for payment of such costs and/or (b) copies of paid receipts evidencing payment by Borrower of such costs in an amount such that the remaining Costs of Construction after the Closing Date will not exceed the Loan proceeds available pursuant to the Approved Project plus any money available under clause (a) above. After the Closing Date, if the aggregate amount of Costs of Construction increases, Borrower shall provide to Lender either (a) satisfactory evidence that money required in excess of the Loan proceeds to fully pay Costs of Construction is available for payment of such costs or (b) such money shall be actually deposited by Borrower with Lender and advanced by Lender prior to the advance of any Loan proceeds hereunder. The amount of Borrower’s initial equity contribution, if any, is set forth in Exhibit C attached hereto. Notwithstanding any provisions to the contrary contained herein, at no time shall Lender be obligated to make any advance hereunder if, in Lender’s reasonable judgment, it appears that for any reason the remaining undisbursed Loan proceeds will be insufficient to complete construction of the Improvements in accordance with the Plans and to pay for all Costs of Construction to be incurred by Borrower until Borrower deposits with Lender such additional cash or liquid collateral as, in Lender’s reasonable judgment, will be sufficient to complete and fully pay the Costs of Construction. Borrower shall deposit such additional money with Lender into an interest bearing custodial account held by Lender (or provide evidence satisfactory to Lender of the availability of such additional funds) within seven (7) days after its receipt of Lender’s written demand therefor. Any money deposited by Borrower with Lender pursuant hereto shall constitute additional collateral for the Loan and shall be advanced prior to the Loan proceeds unless Lender in its sole discretion determines otherwise.

Section 7.3 Cost Savings.

Notwithstanding the provisions of Section 7.1 (Advances of Loan Funds) and Section 7.2 (Borrower’s Funds), in the event that the Costs of Construction with respect to a particular line item are less than the budgeted amount for such item, as established upon completion of all work to be performed in connection with such line item, then the amount unexpended for such line item may be reallocated, at Borrower’s direction and with Lender’s consent, which consent shall not be unreasonably withheld, to either another line item in the Approved Budget or to the contingency.

Section 7.4 Payment to Lender or Third Parties.

Notwithstanding anything to the contrary herein contained, at Lender’s election, without further notice to or authorization by Borrower, Lender may use and disburse Loan proceeds and Borrower’s Deposit to pay or provide, as and when due, any Loan or commitment fees owing to Lender, interest on the Loan and such other sums as may be owing to Lender or to any third parties with respect to the Loan. Lender will disburse Borrower’s Deposit prior to making further advances on the Loan. In any such event, the amount of Borrower’s Deposit, if any, will be recalculated and Borrower will add additional cash or liquid collateral (or provide evidence satisfactory to Lender of the availability of such funds) to Borrower’s Deposit prior to Lender making further advances under the Loan for Costs of Construction.

Section 7.5 Offsite Materials.

In the event that any disbursement request includes the cost of materials stored at a location other than the Land (“Offsite Materials”), precedent to such disbursement, Borrower shall provide:

(a) evidence that Borrower has paid for the Offsite Materials;

(b) if the Offsite Materials are stored at the facility of the supplier (an “Offsite Supplier”), a written statement from the Offsite Supplier that the Offsite Materials have been paid for by Borrower, have been segregated from other materials in such facility and have been marked with Borrower’s name. Such statement shall also acknowledge (i) Lender’s or Inspector’s right to enter the offsite supplier’s facility at reasonable times to inspect or remove the Offsite Materials and (ii) Lender’s security interest in the Offsite Materials;

(c) if the Offsite Materials are stored in a place other than the facility of the Offsite Supplier, a written statement from the bailee or other custodian acknowledging (i) Lender’s or Inspector’s right to enter the storage site at reasonable times to inspect or remove the Offsite Materials and (ii) Lender’s security interest in the Offsite Materials;

(d) certificates of insurance acceptable to Lender showing the Offsite Materials to be insured as required hereunder and showing Lender as co-insured; and

(e) evidence that Borrower has paid all personal property taxes applicable to the Offsite Materials.

Lender shall not be required to make disbursements for any Offsite Materials until Lender or Inspector has inspected and approved such Offsite Materials.

Section 7.6 Reallocation of Budget Line Items.

Borrower shall have the right, at any time and from time to time (but not more often than once per calendar month, and then only in connection with a request for an advance), with the prior consent of Lender, to reallocate all or portions of the Loan contingency to a more specific line item in the Approved Budget, including amounts which may be necessary to cause a line item in the Approved Budget to be in balance, or to a new line item to fund other third-party costs and expenses incurred or to be incurred in connection with the development of the Property for which there is no existing line item in the Approved Budget.

ARTICLE VIII
ENVIRONMENTAL HAZARDS

Section 8.1 Prohibited Activities and Conditions.

Except for matters covered by a written program of operations and maintenance approved in writing by Lender (an “O&M Program”), if any, or matters described in Section 8.2 (Exclusions), Borrower shall not cause or permit any of the following:

(a) The presence, use, generation, release, treatment, processing, storage (including storage in above ground and underground storage tanks), handling, or disposal-of any Hazardous Materials in, on or under the Land, or the Improvements or any other property of Borrower that is adjacent to the Land, subject to Section 8.2 below;

(b) The transportation of any Hazardous Materials to, from, or across the Land, subject to Section 8.2 below;

(c) Any occurrence or condition on the Land or in the Improvements or any other property of Borrower that is adjacent to the Land, which occurrence or condition is or may be in violation of Hazardous Materials Laws;

(d) Any violation of or non-compliance with the terms of any Environmental Permit with respect to the Land, the Improvements or any property of Borrower that is adjacent to the Land; or

(e) Any Lien (whether or not such Lien has priority over the Lien created by the Mortgage) upon the Land or any Improvements imposed pursuant to any Hazardous Materials Laws.

The matters described in clauses (a) through (d) above are referred to collectively in this ARTICLE VIII as “Prohibited Activities and Conditions” and individually as a “Prohibited Activity and Condition.”

Section 8.2 Exclusions.

Notwithstanding any other provision of ARTICLE VIII to the contrary, “Prohibited Activities and Conditions” shall not include the safe and lawful presence, handling, use, transportation, disposal and storage of quantities of (a) pre-packaged supplies, medical waste, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable facilities, (b) cleaning materials, personal grooming items and other items sold in pre-packaged containers for consumer use and used by occupants of the Facility; and (c) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the parking areas on the Land, so long as all of the foregoing are stored, handled, used, transported and disposed of in compliance with Hazardous Materials Laws.

Section 8.3 Preventive Action.

Borrower shall take all appropriate steps (including the inclusion of appropriate provisions in any Leases approved by Lender which are executed after the date of this Agreement) to prevent its employees, agents, contractors, tenants and occupants of the Facility from causing or permitting any Prohibited Activities and Conditions.

Section 8.4 O & M Program Compliance.

If an O&M Program has been established with respect to Hazardous Materials, Borrower shall comply in a timely manner with, and cause all employees, agents, and contractors of Borrower and any other Persons present on the Land to comply with the O&M Program. All costs of performance of Borrower’s obligations under any O&M Program shall be paid by Borrower, and Lender’s out-of-pocket costs incurred in connection with the monitoring and review of the O&M Program and Borrower’s performance shall be paid by Borrower upon demand by Lender. Any such out-of-pocket costs of Lender which Borrower fails to pay promptly shall become an additional part of the Loan Obligations.

Section 8.5 Borrower’s Environmental Representations and Warranties.

Borrower represents and warrants to Lender that, except as previously disclosed by Borrower to Lender in writing:

(a) Borrower has not at any time caused or permitted any Prohibited Activities and Conditions.

(b) No Prohibited Activities and Conditions exist or, to the best of Borrower’s knowledge, have existed.

(c) The Land and the Improvements do not now contain any underground storage tanks, and, to the best of Borrower’s knowledge after reasonable and diligent inquiry, the Land and the Improvements have not contained any underground storage tanks in the past. If there is an underground storage tank located on the Land or the Improvements which has been previously disclosed by Borrower to Lender in writing, that tank complies with all requirements of Hazardous Materials Laws.

(d) Borrower has complied with all Hazardous Materials Laws, including all requirements for notification regarding releases of Hazardous Materials. Without limiting the generality of the foregoing, Borrower has obtained all Environmental Permits required for the operation of the Land and the SNF in accordance with Hazardous Materials Laws now in effect and all such Environmental Permits are in full force and effect. No event has occurred with respect to the Land and/or Improvements that constitutes, or with the passing of time or the giving of notice would constitute, non-compliance with the terms of any Environmental Permit. Borrower will obtain all Environmental Permits required for the operation of the SNF in accordance with Hazardous Materials Laws upon completion of construction and prior to occupancy of the SNF.

(e) There are no actions, suits, claims or proceedings pending or, to the best of Borrower’s knowledge after reasonable and diligent inquiry, threatened that involve the Land and/or the Improvements and allege, arise out of, or relate to any Prohibited Activity and Condition.

(f) Borrower has not received any complaint, order, notice of violation or other communication from any Governmental Authority with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Land, the Improvements or any other property of Borrower that is adjacent to the Land. The representations and warranties in this ARTICLE VIII shall be continuing representations and warranties that shall be deemed to be made by Borrower throughout the term of the Loan, until the Loan Obligations have been paid in full.

Section 8.6 Notice of Certain Events.

Borrower shall promptly notify Lender in writing of any and all of the following that may occur:

(a) Borrower’s discovery of any Prohibited Activity and Condition.

(b) Borrower’s receipt of or knowledge of any complaint, order, notice of violation or other communication from any Governmental Authority or other Person with regard to present, or future alleged Prohibited Activities and Conditions or any other environmental, health or safety matters affecting the Land, the Improvements or any other property of Borrower that is adjacent to the Land.

(c) Any representation or warranty in this ARTICLE VIII which becomes untrue at any time after the date of this Agreement.

Any such notice given by Borrower shall not relieve Borrower of, or result in a waiver of, any obligation under this Agreement, the Note, or any of the other Loan Documents.

Section 8.7 Costs of Inspection.

Borrower shall pay promptly the costs of any environmental inspections, tests or audits (“Environmental Inspections”) required by Lender in connection with any foreclosure or deed in lieu of foreclosure, or, if required by Lender, as a condition of Lender’s consent to any “Transfer” (as defined in the Security Instrument), or required by Lender following a reasonable determination by Lender that Prohibited Activities and Conditions may exist. Any such costs incurred by Lender (including the fees and out-of-pocket costs of attorneys and technical consultants whether incurred in connection with any judicial or administrative process or otherwise) which Borrower fails to pay promptly shall become an additional part of the Loan Obligations. The results of all Environmental Inspections made by Lender shall at all times remain the property of Lender, and Lender shall have no obligation to disclose or otherwise make available to Borrower or any other party such results or any other information obtained by Lender in connection with its Environmental Inspections. Lender hereby reserves the right, and Borrower hereby expressly authorizes Lender, to make available to any party, including any prospective bidder at a foreclosure sale of the Mortgaged Property, the results of any Environmental Inspections made by Lender with respect to the Mortgaged Property. Borrower consents to Lender notifying any party (either as part of a notice of sale or otherwise) of the results of any of Lender's Environmental Inspections. Borrower acknowledges that Lender cannot control or otherwise assure the truthfulness or accuracy of the results of any of its Environmental Inspections and that the release of such results to prospective bidders at a foreclosure sale of the Mortgaged Property may have a material and adverse effect upon the amount which a party may bid at such sale. Borrower agrees that Lender shall have no liability whatsoever as a result of delivering the results of any of its Environmental Inspections to any third party, and Borrower hereby releases and forever discharges Lender from any and all claims, damages, or causes of action, arising out of, connected with or incidental to the results of, the delivery of any of Lender's Environmental Inspections.

Section 8.8 Remedial Work.

If any investigation, site monitoring, containment, clean-up, restoration or other remedial work (“Remedial Work”) is necessary to comply with any Hazardous Materials Law or order of any Governmental Authority that has or acquires jurisdiction over the Land, the Improvements or the use, operation or improvement of the Land under any Hazardous Materials Law, Borrower shall, by the earlier of (a) the applicable deadline required by Hazardous Materials Law or (b) thirty (30) days after notice from Lender demanding such action, begin performing the Remedial Work, and thereafter prosecute it with reasonable diligence to completion, and shall in any event complete such work by the time required by applicable Hazardous Materials Law. If Borrower fails to begin on a timely basis or diligently prosecute any required Remedial Work, Lender may, at its option, cause the Remedial Work to be completed, in which case Borrower shall reimburse Lender on demand for the cost of doing so. Any reimbursement due from Borrower to Lender shall become part of the Loan Obligations.

Section 8.9 Cooperation with Governmental Authorities.

Borrower shall cooperate with any inquiry by any Governmental Authority and shall comply with any governmental or judicial order which arises from any violation of any Hazardous Materials Laws and any alleged Hazardous Materials Law and/or Prohibited Activity and Condition. Borrower, at its own expense, may contest by appropriate legal proceedings, conducted diligently and in good faith, the amount or validity of any such order, if (i) Borrower notifies Lender of the commencement or expected commencement of such proceedings, (ii) the Mortgaged Property is not in danger of being sold or forfeited, as determined by Lender, (iii) if requested by Lender, Borrower deposits with Lender cash reserves or other collateral sufficient to pay the contested order, (iv) Borrower furnishes whatever security is required in the proceedings or is reasonably requested by Lender, which may include the delivery to Lender of the reserves established by Borrower to pay the contested order, as additional security, and (v) such contest operates to suspend enforcement of such order.

Section 8.10 Indemnity.

(a) Borrower shall hold harmless, defend and indemnify (i) Lender, (ii) any prior owner or holder of the Note, (iii) any Person who is or will have been involved in the servicing of the Note, (iv) the officers, directors, partners, agents, shareholders, employees and trustees of any of the foregoing, and (v) the heirs, legal representatives, successors and assigns of each of the foregoing (together, the “Indemnitees” and individually an “Indemnitee”) from and against all proceedings, claims, damages, losses, expenses, penalties and costs (whether initiated or sought by any Governmental Authority or private parties), including fees and out-of-pocket expenses of attorneys and expert witnesses, investigatory fees, and remediation costs, whether incurred in connection with any judicial or administrative process or otherwise, arising directly or indirectly from any of the following:

(i) Any breach of any representation or warranty of Borrower in this ARTICLE VIII;

(ii) Any failure by Borrower to perform any of its obligations under this ARTICLE VIII;

(iii) The existence or alleged existence of any violation of any Hazardous Materials Laws or any Prohibited Activity and Condition;

(iv) The presence or alleged presence of Hazardous Materials in, on, around or under the Land, the Improvements or any property of Borrower that is adjacent to the Land, subject to Section 8.2 above; or

(v) The actual or alleged violation of any Hazardous Materials Law.

(b) Counsel selected by Borrower to defend Indemnitees shall be subject to the approval of those Indemnitees. Notwithstanding anything contained herein, any Indemnitee may elect to defend any claim or legal or administrative proceeding at Borrower’s expense if such Indemnitee has reason to believe that its interests are not being adequately represented or diverge from the other interests being represented by such counsel. Nothing contained herein shall prevent an Indemnitee from employing separate counsel in any such action at any time and participating in the defense thereof at its own expense.

(c) Borrower shall not, without the prior written consent of those Indemnitees who are named as parties to a claim or legal or administrative proceeding arising in connection with any Hazardous Materials Laws (a “Claim”) settle or compromise the Claim if the settlement (i) results in the entry of any judgment that does not include as an unconditional term the delivery by the claimant or plaintiff to Lender of a written release of those Indemnitees, satisfactory in form and substance to Lender; or (ii) may materially and adversely affect any Indemnitee, as determined by such Indemnitee in its sole discretion.

(d) The liability of Borrower to indemnify the Indemnitees shall not be limited or impaired by any of the following, or by any failure of Borrower or any guarantor to receive notice of or consideration for any of the following:

(i) Any amendment or modification of any Loan Document.

(ii) Any extensions of time for performance required by any of the Loan Documents.

(iii) The accuracy or inaccuracy of any representations and warranties made by Borrower under this Agreement or any other Loan Document.

(iv) The release of Borrower or any other Person, by Lender or by operation of law, from performance of any obligation under any of the Loan Documents.

(v) The release or substitution in whole or in part of any security for the Loan Obligations.

(vi) Lender’s failure to properly perfect any lien or security interest given as security for the Loan Obligations.

(vii) Any provision in any of the Loan Documents limiting Lender’s recourse to property securing the Loan or limiting the personal liability of Borrower or any party for payment of all or any part of the Loan.

(e) Borrower shall, at its own cost and expense, do all of the following:

(i) Pay or satisfy any judgment or decree that may be entered against any Indemnitee or Indemnitees in any legal or administrative proceeding incident to any matters against which Indemnitees are entitled to be indemnified under this ARTICLE VIII.

(ii) Reimburse Indemnitees for any expenses paid or incurred in connection with any matters against which Indemnitees are entitled to be indemnified under this ARTICLE VIII.

(iii) Reimburse Indemnitees for any and all expenses, including reasonable fees and costs of attorneys and expert witnesses, paid or incurred in connection with the enforcement by Indemnitees of their rights under this ARTICLE VIII, or in monitoring and participating in any legal or administrative proceeding.

(f) In any circumstances in which the indemnity under this ARTICLE VIII applies, Lender may employ its own legal counsel and consultants to prosecute, defend or negotiate any claim or legal or administrative proceeding and Lender, with the prior written consent of Borrower (which shall not be unreasonably withheld, delayed or conditioned) may settle or compromise any action or legal or administrative proceeding. Borrower shall reimburse Lender upon demand for all costs and expenses incurred by Lender in connection therewith, including all costs of settlements entered into in good faith, and the fees and out of pocket expenses of such attorneys and consultants.

(g) The provisions of this ARTICLE VIII shall be in addition to any and all other obligations and liabilities that Borrower may have under the applicable law or under the other Loan Documents, and each Indemnitee shall be entitled to indemnification under this ARTICLE VIII without regard to whether Lender or that Indemnitee has exercised any rights against the Land and/or the Improvements or any other security, pursued any rights against any guarantor, or pursued any other rights available under the Loan Documents or applicable law. If Borrower consists of more than one person or entity, the obligation of those persons or entities to indemnify the Indemnitees under this ARTICLE VIII shall be joint and several. The obligations of Borrower to indemnify the Indemnitees under this ARTICLE VIII shall survive any repayment or discharge of the Loan Obligations, any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the lien of the Mortgage. Notwithstanding anything in this Article VII to the contrary, the liability of Borrower hereunder shall not extend to any Prohibited Activity and Condition arising solely after the date the Lender, or its duly authorized agents, take possession of the Land and the Improvements pursuant to a receivership action, foreclosure or deed-in-lieu of foreclosure.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

Section 9.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) The failure by Borrower to pay any installment of principal, interest, or other payments required under the Note, within ten (10) days after the same becomes due; or.

(b) Borrower’s violation of any covenant set forth in ARTICLE VI (Negative Covenants of Borrower); or

(c) Borrower’s failure to deliver or cause to be delivered the financial statements and information set forth in Section 5.6 (Financial and Other Information) within the times required and such failure is not cured within thirty (30) days following Lender’s written notice to Borrower thereof; or

(d) The failure of Borrower properly and timely to perform or observe any covenant or condition set forth in this Agreement (other than those specified in (a), (b) and (c) of this Section 9.1) or any other Loan Documents which is susceptible of being cured and is not cured within any applicable cure period as set forth herein or therein, or, if no cure period is specified therefor, is not cured within thirty (30) days of Lender’s notice to Borrower of such Default provided, however, that if Borrower provides Lender with evidence satisfactory to Lender that such Default cannot be cured within such thirty (30) day period, such cure period shall be extended for an additional sixty (60) days, as long as Borrower is diligently and in good faith prosecuting said cure to completion; or

(e) The filing by Borrower, General Partner, Manager or Guarantor of a voluntary petition, or the adjudication of any of the aforesaid Persons, or the filing by any of the aforesaid Persons of any petition or answer seeking or acquiescing, in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if any of the aforesaid Persons should seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or of all or any substantial part of its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors or the admission in writing by any of the aforesaid Persons of its inability to pay its debts generally as they become due; or

(f) The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against Borrower, General Partner, Manager or Guarantor which petition seeks any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of any of the aforesaid Persons or of all or any substantial part of its properties or of any or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(g) Except as otherwise permitted under Section 13 of the Security Instrument, any change in the ownership interests of Borrower, unless the written consent of Lender is first obtained, which consent may be granted or refused in Lender’s sole discretion; or

(h) Unless otherwise permitted hereunder or under any other Loan Documents, the sale, transfer, lease, assignment, or other disposition, voluntarily or involuntarily, of the Mortgaged Property, or any part thereof, except for Permitted Encumbrances as described in Section 6.2 (No Liens; Exceptions), any further encumbrance of the Mortgaged Property, unless the prior written consent of Lender is obtained; or

(i) [Intentionally deleted]

(j) Any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of Borrower, General Partner, Manager or Guarantor pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein or in any Loan Documents) or as an inducement to Lender to make the Loan to Borrower, (i) proves to have been false in any material respect as of the time when the facts therein set forth were stated or certified, or (ii) proves to have omitted any substantial contingent or unliquidated liability or claim against Borrower, General Partner, Guarantor or Manager that otherwise should have been disclosed therein or (iii) on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts previously disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed to Lender in writing at or prior to the time of such execution; or

(k) The failure of Borrower to correct or to cause Manager to correct, within the time deadlines set by any applicable Medicare, Medicaid or licensing agency, any deficiency which would result in the following actions by such agency with respect to the Facility:

(i) a termination of any Reimbursement Contract that is not simultaneously replace with a substantial equivalent that is approved by Lender in its sole discretion, or any Permit; or

(ii) a ban on either new admissions generally or on admission of patients/residents otherwise qualifying for Medicare or Medicaid coverage; or

(l) Borrower, Manager or the Facility shall be assessed fines or penalties by any state or any Medicare, Medicaid, health or licensing agency having jurisdiction over such Persons or the Facility in excess of Fifty Thousand Dollars ($50,000); or

(m) A final judgment shall be rendered by a court of law or equity against Borrower, Manager, General Partner or Guarantor in excess of Twenty-Five Thousand Dollars ($25,000), and the same shall remain undischarged for a period of thirty (30) days, unless such judgment is either (i) fully covered by collectible insurance and such insurer has within such period acknowledged such coverage in writing, or (ii) although not fully covered by insurance, enforcement of such judgment has been effectively stayed, such judgment is being contested or appealed by appropriate proceedings and Borrower, Manager, General Partner or Guarantor, as the case may be, has established reserves adequate for payment of the reasonably estimated probable liability in the event such Person is ultimately unsuccessful in such contest or appeal and evidence thereof is provided to Lender; or

(n) The occurrence of any material adverse change in the financial condition or prospects of Borrower, Guarantor, General Partner or Manager, or the existence of any other condition which, in a commercial loan context, reasonably constitutes a material impairment of any such Person’s ability to operate the Facility or of such Person’s ability to perform their respective obligations under the Loan Documents, and if such condition is capable of being cured, is not remedied within thirty (30) days after written notice; or

(o) The filing of any claim or Lien against the Mortgaged Property or any part thereof; provided, however, that no Event of Default shall exist hereunder as long as Borrower has fully complied with Section 5.26 (Protection Against Liens); or

(p) Any material deviation in the work of construction from the Plans without the approval of Lender, or the presence of defective workmanship or materials as determined by Lender in its sole and absolute discretion, which deviations or defects are not corrected or substantially corrected within ten (10) days after receipt of written notice thereof from Lender to Borrower; or

(q) Any of the Improvements encroach over the Land or setback lines or upon an easement, or any structure upon an adjoining property encroaches upon the Land; or

(r) The work of construction of the SNF (i) is delayed or suspended for a period of fifteen (15) consecutive calendar days or more for any reason except Force Majeure, unless previously consented to in writing by Lender or (ii) does not proceed with due diligence and reasonably in accordance with the schedule of completion subject to force Majeure, unless previously consented to in writing by Lender, or (iii) is not completed in accordance with the Plans without the approval of Lender, or (iv) is not completed by the Completion Date or such later date as Lender may elect, unless such failure is caused by Force Majeure; or

(s) The expenditure by Borrower of any portion of the Loan proceeds on any item, other than the items listed on the Approved Budget; or

(t) Borrower’s failure to timely comply with the conditions and obligations contained in ARTICLE IV (Conditions Precedent to Loan Advances); or

(u) Except for reasons of Force Majeure or for reasons of third party default, Borrower fails to promptly commence construction of the SNF or fails to satisfy all of the conditions of this Agreement with respect to disbursement of Loan proceeds for costs of such construction on or before the expiration of thirty (30) days after the date of this Agreement; or

(v) There occurs a default under the terms of the construction contract for construction of the SNF by either Borrower or General Contractor which is not cured within five (5) days from the date of the occurrence thereof; or

(w) If Borrower at any time shall be in default (whether such default is monetary or non-monetary in nature, arising by virtue of a cross-default clause, or otherwise) under any notes or other evidence of any indebtedness to Lender or under any mortgages or other instruments from time to time securing and such indebtedness, and such default remains uncured after any applicable cure or grace period described in the document under which such default occurred; or

(x) Failure to complete construction of the SNF substantially in accordance with the Plans on or before the Completion Date, subject to Force Majeure.

Notwithstanding anything in this Section, all requirements of notice shall be deemed eliminated if Lender is prevented from declaring an Event of Default by bankruptcy or other applicable law, in which case, the cure period, if any, shall then run from the occurrence of the event or condition of Default rather than from the date of notice.

Section 9.2 Remedies.

Upon the occurrence of any one or more of the foregoing Events of Default, Lender may, at its option:

(a) Immediately terminate any further advance of Loan proceeds hereunder, and from time to time apply all or any part of the undisbursed Loan proceeds to payment of accrued interest under the Note and/or upon any other obligations of Borrower hereunder or under the Loan Documents.

(b) Declare the entire unpaid principal of the Loan Obligations to be, and the same shall thereupon become, immediately due and payable, without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived.

(c) Enter upon the Land and complete construction of the Improvements in accordance with the Plans with such changes therein (except for material changes as to scope or use) as Lender may from time to time and in its judgment deem appropriate, all at the risk and expense of Borrower. Lender shall have the right at any time to discontinue any work commenced by it with respect to the Improvements or to change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise. Lender shall have the right and power (but shall not be obligated) to assume any construction contract made by or on behalf of Borrower in any way relating to the Improvements and to take over and use all or any part of the labor, materials, supplies, and equipment contracted for by or on behalf of Borrower whether or not previously incorporated into the Improvements, all in the discretion of Lender. In connection with any work of construction undertaken by Lender pursuant to the provisions of this Section 9.2(c), Lender may (i) engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment in connection with the construction of the Improvements, (ii) pay, settle or compromise all bills or claims which may become liens against the Land or which have been or may be incurred in any manner in connection with completing construction of the Improvements or for the discharge of liens, encumbrances or defects in title of the Land, (iii) take such other action, including the employment of watchmen to protect the Improvements, or refrain from taking action under this Agreement as Lender may in its discretion determine from time to time. Borrower shall be liable to Lender for all sums paid or incurred for completing construction of the Improvements, whether the same shall be paid or incurred pursuant to the provisions of this Section 9.2(c) or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be paid by Borrower to Lender upon demand, with interest at the Default Rate set forth in the Note, and all of the foregoing shall be deemed and shall constitute advances under this Agreement and be secured by the Loan Documents. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section 9.2(c), Borrower hereby unconditionally and irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to enter into such contracts, perform such acts and incur such liabilities as are referred to in this Section 9.2(c) in the name and on behalf of Borrower. This power of attorney shall be deemed irrevocable and is coupled with an interest.

(d) Where substantial deviations from the Plans appear which have not been approved as set forth herein, or defective or unworkmanlike labor or materials are being used in the construction of the Improvements, or upon receipt of knowledge of encroachments to which there has been no consent, Lender shall have the right immediately to order stoppage of the construction and demand that such condition(s) be corrected. After issuance of such an order in writing, no further work shall be done on the Improvements without the prior written consent of Lender unless and until said condition has been fully corrected.

(e) Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity and other appropriate proceedings including, without limitation, for specific performance of any covenant or condition contained in this Agreement.

(f) Exercise any and all rights and remedies afforded by the laws of the United States, the states in which any of the Mortgaged Property is located or any other appropriate jurisdiction as may be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Agreement and the Loan Documents.

(g) Exercise the rights and remedies of setoff and/or banker’s lien against the interest of Borrower in and to every account and other property of Borrower which is in the possession of Lender or any Person who then owns a participating interest in the Loan to the extent of the full amount of the Loan.

(h) Exercise its rights and remedies pursuant to any other Loan Documents.

ARTICLE X
MISCELLANEOUS

Section 10.1 Waiver.

No remedy conferred upon, or reserved to, Lender in this Agreement or any of the other Loan Documents is intended to be exclusive of any other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise of or omission to exercise any right of Lender shall not affect any subsequent right of Lender to exercise the same. No course of dealing between Borrower and Lender or any delay on Lender’s part in exercising any rights shall operate as a waiver of any of Lender’s rights. No waiver of any Default under this Agreement or any of the other Loan Documents shall extend to or shall affect any subsequent or other then existing Default or shall impair any rights, remedies or powers of Lender.

Section 10.2 Costs and Expenses.

Borrower will bear all taxes, fees and commercially reasonable expenses (including actual attorneys’ fees and expenses of counsel for Lender) in connection with the Loan, the Note, the Security Instrument, the preparation of this Agreement and the other Loan Documents (including any amendments hereafter made), and in connection with any modifications thereto and the recording of any of the Loan Documents; excluding, however, taxes assessed against Lender on the basis of its income or assets. If, at any time, an Event of Default occurs or Lender becomes a party to any suit or proceeding in order to protect its interests or priority in any collateral for any of the Loan Obligations or its rights under this Agreement or any of the Loan Documents, or if Lender is made a party to any suit or proceeding by virtue of the Loan, this Agreement or any Mortgaged Property and as a result of any of the foregoing, Lender employs counsel to advise or provide other representation with respect to this Agreement, or to collect the balance of the Loan Obligations, or to take any action in or with respect to any suit or proceeding relating to this Agreement, any of the other Loan Documents, any Mortgaged Property, Borrower, any Guarantor, General Partner, or Manager, or to protect, collect, or liquidate any of the security for the Loan Obligations, or attempt to enforce any security interest or lien granted to Lender by any of the Loan Documents, then in any such event, all of the actual attorneys’ fees arising from such services, including attorneys’ fees for preparation of litigation and in any appellate or bankruptcy proceedings, and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower to Lender payable on demand of Lender. Without limiting the foregoing, Borrower has undertaken the obligation for payment of, and shall pay, all recording and filing fees, revenue or documentary stamps or taxes, intangibles taxes, and other taxes, expenses and charges payable in connection with this Agreement, any of the Loan Documents, the Loan Obligations, or the filing of any financing statements or other instruments required to effectuate the purposes of this Agreement (excluding taxes assessed against Lender on the basis of its income or assets), and should Borrower fail to do so, Borrower agrees to reimburse Lender for the amounts paid by Lender, together with penalties or interest, if any, incurred by Lender as a result of underpayment or nonpayment. All such amounts shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall bear interest at the Default Rate from the date advanced by Lender until repaid.

Section 10.3 Performance of Lender.

At its option, upon Borrower’s failure to do so, Lender may make any payment or do any act on Borrower’s behalf that Borrower or others are required to do to remain in compliance with this Agreement or any of the other Loan Documents, and Borrower agrees to reimburse Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, attorneys’ fees, and until so repaid any sums advanced by Lender shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall bear interest at the Default Rate from the date advanced until repaid.

Section 10.4 Indemnification.

Borrower shall, at its sole cost and expense, protect, defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense) imposed upon or incurred by or asserted against Lender by reason of (a) ownership of the Note and/or the Security Instrument, any interest of Lender in the Mortgaged Property or receipt of any Rents, (b) any amendment to, or restructuring of, the Loan Obligations and/or any of the Loan Documents, (c) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, Guarantor, General Partner, Manager, any other guarantor and/or any partner, joint venturer, member or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding, (d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Land, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (e) any use, nonuse or condition in, on or about the Land, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (f) any failure on the part of Borrower, any Guarantor or Manager to perform or comply with any of the terms of this Agreement or any of the other Loan Documents, (g) any claims by any broker, person or entity claiming to have participated in arranging the making of the Loan evidenced by the Note, (h) any failure of the Land and/or Improvements to be in compliance with any applicable laws, (i) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any lease or management agreement or any replacement or renewal thereof or substitution therefor, (j) performance of any labor or services or the furnishing of any materials or other property with respect to the Land, the Improvements or any part thereof, (k) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-b, statement for recipients of proceeds from real estate, broker and barter exchange transactions, which may be required in connection with the Security Instrument, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which the Loan is made, (l) any misrepresentation made to Lender in this Agreement or in any of the other Loan Documents, (m) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents; (n) the violation by Borrower of any requirements of the Employee Retirement Income Security Act of 1974, as amended, (o) any fines or penalties assessed or any corrective costs incurred by Lender if the Facility or any part of the Land and/or Improvements is determined to be in violation of any covenants, restrictions of record, or any applicable laws, ordinances, rules or regulations, or (p) the enforcement by any of the Indemnified Parties of the provisions of this Section 10.4. Any amounts payable to Lender by reason of the application of this Section 10.4, shall become immediately due and payable, and shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall accrue interest at the Default Rate. The obligations and liabilities of Borrower under this Section 10.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Security Instrument. Notwithstanding anything contained herein, the liabilities and obligations of the Borrower under Section 10.4(d), (e), (h) or (o) shall not extend to any activity or condition giving rise to any such liability or obligation which activity or condition arises solely after the date the Lender, or its duly authorized agents, take possession of the Land and the Improvements pursuant to a receivership action, foreclosure or deed in lieu of foreclosure. For purposes of this Section 10.4, the term “Indemnified Parties” means Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, without limitation, any investor in any securities backed in whole or in part by the Loan) as well as the respective directors, officers, shareholder, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, without limitation, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Mortgaged Property, whether during the term of the Security Instrument or as a part of or following a foreclosure of the Loan and including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

Section 10.5 Headings.

The headings of the Sections of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

Section 10.6 Survival of Covenants.

All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Note and this Agreement.

Section 10.7 Notices, etc.

Any notice or other communication required or permitted to be given by this Agreement or the other Loan Documents or by applicable law shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof, (b) three (3) Business Days following the date deposited in U.S. mail, certified or registered, with return receipt requested, or (c) one (1) Business Day following the date deposited with Federal Express or other national overnight carrier, and in each case addressed as follows:

To Borrower:	ARC Lakeway, L.P.
c/o American Retirement Corporation
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
ATTN:George Hicks, Executive Vice President

with a copy to:	Bass, Berry & Sims, PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002
ATTN:T. Andrew Smith, Esq.

To Lender:	GMAC Commercial Mortgage Bank
100 South Wacker Drive, Suite 400
Chicago, Illinois 60606
ATTN:Construction Lending Department

with a copy to:	GMAC Commercial Mortgage Corporation
8333 Douglas Avenue, Suite 1460
Dallas, Texas 75225
ATTN:Monique Bimler

and a copy to:	Ballard Spahr Andrews & Ingersoll LLP
601 13th Street, NW, Suite 1000 South
Washington, DC 20005
ATTN:Kelly M. Wrenn, Esq

Either party may change its address to another single address by notice given as herein provided, except any change of address notice must be actually received in order to be effective. Each party agrees that it will not refuse or reject delivery of any Notice given in accordance with this Section 10.7 (Notices), that it will acknowledge, in writing, the receipt of any Notice upon request by the other party and that any Notice rejected or refused by it shall be deemed for purposes of this Section 10.7 to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

Section 10.8 Benefits.

All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. No Person other than Borrower or Lender shall be entitled to rely upon this Agreement or be entitled to the benefits of this Agreement.

Section 10.9 Participation.

Borrower acknowledges that Lender may, at its option, sell participation interests in the Loan or to other participating banks or Lender may (but shall not be obligated to) assign its interest in the Loan to its affiliates, or to other assignees (the “Assignee”) to be included as a pool of properties to be financed in a proposed Real Estate Mortgage Investment Conduit (REMIC). Borrower agrees with each present and future participant in the Loan or Assignee of the Loan that if an Event of Default should occur, each present and future participant or Assignee shall have all of the rights and remedies of Lender with respect to any amount due from Borrower pursuant to the Loan Documents. The execution by a participant of a participation agreement with Lender, and the execution by Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section. If the Loan is assigned to the Assignee, the Assignee will engage an underwriter (the “Underwriter”), who will be responsible for the due diligence, documentation, preparation and execution of certain documents required in connection with the offering of interests in the REMIC. Borrower agrees that Lender may, at its sole option and without notice to or consent of Borrower, assign its interest in the Loan to the Assignee for inclusion in the REMIC and, in such event, Borrower agrees to provide the Assignee with such information as may be reasonably required by the Underwriter in connection therewith or by an investor in any securities backed in whole or in part by the Loan or any rating agency rating such securities. Borrower irrevocably waives any and all right it may have under applicable law to prohibit such disclosure, including, but not limited to, any right of privacy, and consents to the disclosure of such information to the Underwriter, to potential investors in the REMIC, and to such rating agencies.

Section 10.10 Signs.

Borrower will not place a sign on the Land and/or the Improvements, evidencing that construction financing is being provided by Lender, without the prior written consent to and approval of such sign by Lender.

Section 10.11 Supersedes Prior Agreements; Counterparts.

This Agreement, the other Loan Documents and the instruments referred to herein and therein supersede and incorporate all representations, promises, and statements, oral or written, made by Lender in connection with the Loan. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of Lender. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 10.12 Loan Agreement Governs.

The Loan is governed by terms and provisions set forth in this Agreement and the other Loan Documents and in the event of any irreconcilable conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control; provided, however, in the event there is any apparent conflict between any particular term or provision which appears in both this Agreement and the other Loan Documents and it is possible and reasonable for the terms of both this Agreement and the Loan Documents to be performed or complied with then notwithstanding the foregoing both the terms of this Agreement and the other Loan Documents shall be performed and complied with.

Section 10.13 Incorporation of Exhibits.

All Exhibits referenced herein and attached hereto are incorporated into this Agreement by reference as if fully set forth herein.

Section 10.14 CONTROLLING LAW.

THE PARTIES HERETO AGREE THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. THE PARTIES HERETO SUBMIT (AND WAIVE ALL RIGHTS TO OBJECT) TO NON-EXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF TEXAS, FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THE LOAN DOCUMENTS EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

Section 10.15 WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER HEREBY WAIVES ANY RIGHT THAT EACH MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF LENDER AND/OR BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF EITHER PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AGREES THAT LENDER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF BORROWER IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT TO LENDER TO MAKE THE LOAN, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, Borrower and Lender have caused this Loan Agreement to be properly executed as of the date first above written.

WITNESS: _______________________________ Name: _______________________	BORROWER: ARC LAKEWAY, L.P., a Tennessee limited partnership By: ARC TENNESSEE GP, INC., a Tennessee corporation, General Partner By: _____________ Name: ___________ Title: _______________

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

WITNESS: _______________________________ Name: _______________________	LENDER: GMAC COMMERCIAL MORTGAGE BANK, a Utah industrial bank By:_________________________ Name: Title: